Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

OLENOX INDUSTRIES INC.

and

ODIN INTERNATIONAL, INC.;

IPD INDUSTRIES, INC.;

WILDBOY INDUSTRIES, LTD.;

WILDBOY HOLDINGS, LTD.;

and

JOHN CHAMBERS

Dated as of October 19, 2026

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of October 19, 2026, is by and among (a) Olenox Industries Inc., a Delaware corporation (“Buyer”), (b) Odin International Inc., a Texas Corporation (“Odin”), (c) Wildboy Industries, Ltd., a corporation organized under the laws of British Columbia, Canada (“WB Industries” and together with Odin, the “Sellers” and each a “Seller”), (d) IPD Industries, Inc., a Texas Corporation (“IPD”), (e) Wildboy Holdings, Ltd., a corporation organized under the laws of British Columbia, Canada (“WB Holdings” and together with IPD, the “Companies” and each a “Company”) and (f) John Chambers, an individual (“Sellers’ Representative”).

R E C I T A L S:

WHEREAS, as of the date hereof, (a) WB Industries owns all of the issued and outstanding shares of capital stock of WB Holdings (the “WB Stock”), and (b) Odin owns all of the issued and outstanding shares of capital stock of IPD (the “IPD Stock” and together with the WB Stock, the “Purchased Equity”);

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, upon the terms and subject to the conditions herein contained, all of the Purchased Equity;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this equity purchase agreement, as amended from time to time.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption, bribery or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and any regulations promulgated thereunder, and all equivalent Laws of any other jurisdiction.

“Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Beneficial Owners” means John Chambers, an individual; Montana Outdoor Group, LLC a Wyoming limited liability company; Calvin L. Bontrager, an individual; Joseph Sewell, an individual; Michael Balock, an individual; and Tyler Cook, an individual.

“Benefit Plan” means, collectively: (a) any employee welfare benefit plan as defined in Section 3(1) of ERISA sponsored, maintained or contributed to by a Company or with respect to which a Company has any Liability; (b) any employee pension benefit plan as defined in Section 3(2) of ERISA sponsored, maintained or contributed to by a Company or with respect to which a Company has any Liability; (c) any Multiemployer Plan to which a Company contributes or has an obligation to contribute or with respect to which a Company has any Liability; (d) any employment, severance, consulting or retention agreements or any other agreements providing compensation to employees, change-of-control arrangements, transaction bonuses, deferred compensation, stock purchase, stock options, stock appreciation rights, phantom stock rights, incentive, insurance, welfare, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or similar plan or arrangement, whether funded or unfunded, written or unwritten, insured or self-insured, sponsored, maintained or contributed to by a Company or with respect to which a Company has any Liability, whether actual or contingent; and (e) any Canadian employee benefit plan maintained by WB Holdings, including any registered pension plan, group registered retirement savings plan, deferred profit sharing plan, group insurance plan or other similar plan or arrangement governed by applicable Canadian Laws, sponsored, maintained or contributed to by WB Holdings or with respect to which WB Holdings has any Liability.

“Broker” means Trailers and Machinery Solutions International.

“Business Day” means a day on which banks are open for business in the States of Delaware, but does not include a Saturday, a Sunday or a statutory holiday in the State of Delaware.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means 700,000 shares of Common Stock of Buyer with an agreed value of $1.00 per share, which shall have the rights and obligations as set forth in the Governing Documents of Buyer.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Buyer Preferred Stock” means 210,000 shares of Series F Preferred Stock of Buyer, the rights and obligations of which are more specifically set forth in the Certificate of Designation.

“Buyer Related Parties” means, collectively, Buyer, its Affiliates and its and their general or limited partners, shareholders, equityholders, managers, members, directors, officers, employees, agents and Representatives.

“Canadian Tax Act” means the Income Tax Act (Canada)).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, P.L. 116-136, as amended, and any regulations promulgated thereunder.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Designation” means that certain Certificate of Designation of Series F Preferred Stock in the form of Exhibit A attached hereto.

“Claim” has the meaning set forth in Section 6.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Payment” means $300,000.00, less the amount of (x) Closing Date Indebtedness of the Company, (y) Closing Date Transaction Expenses of the Company, and (z) the Deposit.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Companies as of the Closing Date.

“Closing Date Transaction Expenses” means the aggregate amount of the Transaction Expenses unpaid as of the Closing Date.

“Closing Invoice” has the meaning set forth in Section 2.4(b)(viii).

“COBRA” has the meaning set forth in Section 3.18(c).

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Companies” or “Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means, collectively, all Company Owned Intellectual Property, Company Licensed Intellectual Property and other Intellectual Property used or held for use in, or necessary for, the operation of the business of a Company.

“Company Licensed Intellectual Property” means any Intellectual Property that is licensed to a Company by any other Person pursuant to a Contract.

“Company Owned Intellectual Property” means any Intellectual Property owned (or purported to be owned) by a Company.

“Confidential Information” means all trade secrets, know-how and other confidential or proprietary information and data of or relating to a Company or the business of a Company (whether or not expressly identified as confidential or proprietary), including: (a) a Company’s business information and materials, including financial information, books and records, business plans, business proposals, customer and vendor contract terms and conditions, pricing and bidding methodologies and sales data, current or prospective customer lists, contact information, preferences and other business information, supplier lists, contact information, preferences and other business information, business partner lists, contact information, preferences and other business information and similar information; (b) a Company’s personnel information and materials, including employee lists and contact information, employee performance information, employee compensation information, recruiting sources, contractor and consulting information, contacts and costs and similar information; (c) a Company’s information and materials relating to future plans, including marketing strategies, pending projects and proposals, proprietary production processes, research and development strategies and similar items; (d) a Company’s technical information and materials, including computer programs, Software, Systems, databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions and similar items, including all Company Owned Intellectual Property; and (e) any other information or material that gives a Company an advantage with respect to its competitors by virtue of not being known by those competitors.

“Conversion and Cancellation Agreement” means the Conversion and Cancellation Agreement between Buyer, Sellers, the Companies, and the holders of the Shareholder Loans for the purpose of extinguishing the Shareholder Loans in exchange for a portion of the Stock Consideration issuable to Sellers.

“Contemplated Transactions” or words of similar import (whether or not capitalized) means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any written or oral contract, agreement, lease, sublease, license, instrument, note, concession, legally enforceable undertaking or other legally enforceable arrangement.

“Control” (including, with correlative meanings, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise.

“CRA” means the Canada Revenue Agency.

“Data Protection Requirements” means, collectively, all of the following to the extent relating to Personal Information, sensitive information or otherwise relating to privacy, information security or the Processing of data: (a) a Company’s own rules, policies and procedures; (b) applicable Laws promulgated by any Governmental Authority thereunder, including the California Consumer Privacy Act, as amended by the California Consumer Privacy Rights Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Virginia Consumer Data Protection Act, the Utah Consumer Privacy Act, the General Data Protection Regulation, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), state social security number protection Laws, state Security Breach or data breach notification laws, as well as Laws concerning requirements for websites and mobile application privacy policies and practices, Laws concerning requirements for call or electronic monitoring or Laws concerning requirements for recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing) and all equivalent Laws of any other jurisdiction; (c) industry standards applicable to the industry in which a Company operates; and (d) Contracts into which a Company has entered or by which it is otherwise bound.

“Deposit” means the $328,561.45 cash deposit delivered to Sellers prior to the date hereof. “Direct Claim” has the meaning set forth in Section 9.5(c).

“Disclosing Party” has the meaning set forth in Section 6.4.

“Disclosure Schedules” means the disclosure schedules prepared by Sellers and delivered by Sellers to Buyer on the date of this Agreement.

“Employees” has the meaning set forth in Section 3.19(b).

“Environmental Claim” has the meaning set forth in Section 3.16(a).

“Environmental Condition” means a Release or other condition of the soil, surface waters, groundwater, stream sediments, air or similar environmental media, including a condition that, by virtue of Environmental Laws, (a) requires notification, investigatory, corrective or remedial measures or (b) comprises a basis for claims, demands or Liabilities of a Company or in respect of a Company’s business.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §§ 300f et seq; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. §§ §§ 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Canadian Environmental Protection Act, 1999 (Canada); and any other analogous Canadian Laws.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any Liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with, or Liabilities pursuant to, any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation, stock appreciation rights or other similar interest (however designated) in any Person and (b) any option, appreciation right, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including any stock appreciation, phantom stock, profit participation, profits interest or similar rights) or any rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“FLSA” has the meaning set forth in Section 3.19(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Existence, Good Standing and Authority), Section 3.2 (Consents; Non-contravention), Section 3.3 (Capitalization), Section 3.16(a) (Environmental Matters), Section 3.20 (Brokers), Section 4.1 (Organization), Section 4.2 (Power and Authority; Capacity), Section 4.3 (Enforceability), Section 4.4(a)(Consents; Non-contravention), Section 4.5 (Purchased Equity), Section 4.7 (Brokers), Section 5.1 (Organization), Section 5.2 (Power and Authority), Section 5.3 (Enforceability), Section 5.4(a) (Consents; Non-contravention) and Section 5.5 (Brokers).

“GAAP” means U.S. generally accepted accounting principles, including standards and interpretations issued or adopted by the Financial Accounting Standards Board.

“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, and not by way of limitation, (a) the Governing Documents of a corporation include its certificate or articles of incorporation and by-laws, (b) the Governing Documents of a limited partnership include its certificate of limited partnership and its limited partnership agreement and (c) the Governing Documents of a limited liability company include its certificate of formation or articles of organization and its limited liability company agreement or operating agreement.

“Governmental Authority” means any federal, state, local, municipal, provincial, domestic or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, or any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to a governmental body.

“Government Official” means any officer or employee of a Governmental Authority (including, for the avoidance of doubt, state-owned entities) or of a public international organization or any Person acting in an official capacity for or on behalf of any such Governmental Authority or public international organization.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant, or words of similar import or regulatory effect under Environmental Laws; (b) petroleum, oil, crude oil, waste oil, petrochemical or petroleum products, liquid and gaseous hydrocarbons, diesel fuels, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, other Hydrocarbons, distillate, drilling liquids, mud, and all constituents, elements, byproducts, breakdown products, fractions, derivatives, or compounds thereof and products refined or processed therefrom; and (c) sulfide, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea-formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HST” means the goods and services tax and harmonized sales tax levied under Part IX of the Excise Tax Act (Canada).

“Hydrocarbons” mean crude oil and natural gas and other hydrocarbons produced or processed in association therewith, or refined or separated therefrom (whether or not any such item is in liquid or gaseous form), or any combination thereof, including casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons of any type and chemical composition.

“Income Taxes” means any Taxes based on or measured by gross or net income, whether or not denominated as an “income tax,” including any gross receipts or franchise Taxes imposed in lieu thereof, and including any Taxes arising out of an election under applicable state, local or foreign Law made by or with respect to a Company which a Company shall incur or for which it shall otherwise be liable and which would have been borne by the direct or indirect owners of a Company had such election not been made (including, for the avoidance of doubt, any state or local Taxes imposed on non-residents by means of withholding, such as non-resident withholding Taxes).

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money, including all outstanding principal and premium, prepayments (and prepayment penalties), and accrued or unpaid interest; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (d) any accrued or unpaid Liabilities relating to Taxes; (e) all obligations of such Person with respect to any billings in excess of costs in relation to a Contract; (f) all unpaid service obligations (including accrued and unpaid severance, bonuses or commissions and the employer portion of any applicable payroll and employment Taxes); (g) any declared but unpaid dividends or amounts owed by such Person; (h) any principal (gross of any capitalized issuance costs), premium, accrued or unpaid interest, related expenses, prepayment penalties, breakage fees and all other amounts payable with respect to the items in each of the immediately preceding clauses (a) through (h); (i) all obligations for deferred and unpaid purchase price of assets, property, securities or services, including all Tax-related payments, earn-out payments, seller notes and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (j) all obligations with respect to any interest rate swap, forward contract, currency or other hedging arrangements; (k) guarantees in respect of Indebtedness referred to in the immediately preceding clauses (a) through (j); and (l) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Liability of the types referred to in the immediately preceding clauses (a) through (k).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnified Taxes” means, without duplication, (i) all Taxes of the Companies for all Pre-Closing Tax Periods, including any Taxes attributable to any “pass-through entity tax” election or other similar election; (ii) all Taxes for any taxable period imposed on any of the Sellers; (iii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Company (or any predecessor of a Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iv) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. For clarity, Indemnified Taxes shall not include Taxes to extent such Taxes are imposed as a result of any action taken by or at the direction of Buyer on the Closing Date following the Closing that is outside of the ordinary course of business and not otherwise contemplated under the terms of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Initial Joint Press Release” has the meaning set forth in Section 6.2.

“Insurance Policies” has the meaning set forth in Section 3.8.

“Intellectual Property” means, collectively, all proprietary rights and all other intellectual property and all associated rights in any jurisdiction throughout the world, including all (a) patents and patent applications, patent disclosures, rights in respect of utility models or industrial designs, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith and counterparts thereof, (b) registered and unregistered trademarks, service marks, trade names, business names, corporate names, company names, trade dress, designs, logos, slogans and similar rights and all other indicia of origin, including pending registrations and applications and renewals thereof, and all goodwill arising from the foregoing, (c) registered and unregistered copyrights, works of authorship, mask works, database rights and moral rights, including applications and registrations and renewals thereof, (d) Internet domain names, (e) trade secrets, know-how, confidential information and other proprietary rights and information (whether or not patentable or reduced to practice), including inventions and improvements thereto, discoveries, methods, processes, technologies, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals and (f) Software.

“Intellectual Property Agreements” means, collectively, (a) all Contracts pursuant to which a Company has been granted a license (exclusive or non-exclusive) by another Person with respect to any Company Intellectual Property, (b) all Contracts pursuant to which a Company has granted a license (exclusive or non-exclusive) to another Person with respect to any Company Intellectual Property and (c) all other Contracts that relate, in any material respect, to any Intellectual Property, including any (i) research, development or assignment agreement and (ii) agreement affecting any Company’s or any third party’s ability to enforce, own, register, license, use, disclose, transfer or otherwise exploit any Intellectual Property (including any covenant not to sue or co-existence or settlement agreements), except for (A) licenses for mass-marketed, unmodified, commercial “off-the-shelf” third-party Software for which a Company incurs or has incurred license, subscription, maintenance and other fees during any 12-month period of no more than $5,000 and (B) non-exclusive licenses granted by a Company to its customers in the ordinary course of business.

“Intended Tax Treatment” has the meaning set forth in Section 7.4.

“Knowledge” means, with respect to any Company or Sellers, the knowledge of any director or officer of such Company or Seller, after reasonable inquiry.

“Law” means any law, statute, ordinance, regulation, rule, code, decree, agency guidelines, order, injunction, directive or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by law.

“Leased Real Property” has the meaning set forth in Section 3.15(b).

“Lender Shares” means the Buyer Preferred Stock issued to the holders of the Shareholder Loans pursuant to the Conversion and Cancellation Agreement.

“Liability” or “Liabilities” means any or all obligations, commitments and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated and whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, lien, preference, interest, security interest, transfer restriction, encroachment, hypothec, equitable interest, warrant, option, right of first refusal, zoning restriction, claim, security interest, easement or other encumbrance.

“Loss” means any loss, Liability demand, judgment, claim, action, cause of action, cost, damage, Tax, penalty, fine or expense, whether or not arising out of Third-Party Claims (including interest, penalties, reasonable legal, consulting and other professional fees and expenses and all amounts paid in prosecution, investigation, defense or settlement of any of the foregoing), including loss of profits, diminution of value, consequential, incidental, exemplary, punitive, special and indirect damages.

“Material Adverse Effect” means any change, development or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition, or results of operations of a Company, other than any change, development or occurrence (either individually or in combination) that results from: (a) changes in general United States or global economic or political conditions or the financing, banking, securities, currency or capital, syndicated loan, credit or financial markets, including changes in interest or exchange rates; (b) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles or any other change or effect arising out of or relating to any Proceeding or Order; (c) changes affecting industries, markets or geographical areas in which a Company conducts its business; or (d) any war (whether or not declared), sabotage, acts of terrorism, military action, armed hostilities, earthquakes, hurricanes or other natural disasters, epidemics, pandemics, or disease outbreaks or Orders or guidance of any Governmental Authority relating thereto, civil unrest or protests, or any other force majeure event, or any escalation or intensification thereof, whether or not caused by any Person, or any national or international calamity or crisis and whether or not occurring or commenced before or after the date of this Agreement; except in the case of the immediately preceding clauses (a) through (d), to the extent that any such change, development, or occurrence has a materially disproportionate adverse effect on the Companies relative to other companies of a similar size in the industry in which a Company operates.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Material Customers” has the meaning set forth in Section 3.23(a).

“Material Suppliers” has the meaning set forth in Section 3.23(b).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Order” means any order, judgment, writ, injunction, verdict, determination, decree or other similar item of binding effect of any Governmental Authority, arbitrator or mediator.

“PCB” has the meaning set forth in the definition of “Hazardous Materials”.

“Permits” means all licenses, permits, registrations, certifications, authorizations, consents, approvals or other authority from or required by any Governmental Authority.

“Permitted Liens” means, collectively: (a) Liens for Taxes, assessments and other charges by Governmental Authorities that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens of landlords securing rental payments under leases that are not yet due and payable; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable which are not material, individually or in the aggregate, or the amount or validity of which is being contested in good faith by appropriate proceedings; (d) Liens created by any Buyer Related Parties, or their successors or permitted assigns in connection with the financing of the transactions contemplated by this Agreement, or that are authorized by Buyer in writing; (e) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (f) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Properties that do not or would not impair the use or occupancy of such Leased Real Properties in the operation of the Companies’ business as currently conducted thereon; and (g) other Liens listed in Section 1.1(b) of the Disclosure Schedules.

“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not having legal personality, or any Governmental Authority.

“Personal Information” means data that, separately or when combined with other data, identifies, relates to, describes, is reasonably capable of being associated with or can be used to identify or reasonably be directly or indirectly linked with, an individual Person or household, such as name, address, email address, photograph, IP address and unique device identifier.

“Pre-Closing Tax Contest” has the meaning set forth in Section 7.3.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and, with respect to any Straddle Period, the portion thereof through the end of the day on the Closing Date.

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proceeding” means any litigation (at law or in equity), arbitration, mediation, action, lawsuit, proceeding (whether civil, criminal, administrative, investigative, or informal), complaint, hearing or investigation commenced, brought, conducted, or heard by or before any Governmental Authority, whether administrative, judicial or arbitral in nature.

“Purchased Equity” has the meaning set forth in the recitals.

“Real Property Permits” has the meaning set forth in Section 3.15(c).

“Regulatory Representations” means the representations and warranties set forth in Section 3.9 (Tax Matters), Section 3.13 (Compliance with Laws), Section 3.16 (excluding Section 3.16(a)) (Environmental Matters) and Section 3.18 (Employee Benefits).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface, or subsurface strata, or within any building, structure, facility, or fixture).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective principals, representatives, agents, and legal, accounting and other advisors.

“Representative Expenses” has the meaning set forth in Section 10.15(d).

“Restrictive Covenant Agreement” means the restrictive covenant agreement to be entered into by the parties identified by Buyer, on the one hand, and the Companies and Buyer, on the other hand, as of the Closing Date.

“Section 116 Certificate” has the meaning set forth in Section 2.6.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Security Breach” means any known or reasonably suspected loss, theft, exercise of control, alteration, corruption, or unauthorized access, modification, use, deletion, disclosure or other Processing activity involving Personal Information of a Company, any of the Company’s Confidential Information or any third party’s information maintained by or for a Company that is subject to confidentiality obligations.

“Sellers” or “Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.2(b).

“Seller Released Parties” has the meaning set forth in Section 6.3.

“Seller Releasing Parties” has the meaning set forth in Section 6.3.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Seller Return” has the meaning set forth in Section 7.1.

“Shareholder Loans” means the certain loans from John Chambers, individually, and Montana Outdoor Group, a Wyoming company, to WB Holdings.

“Software” means all computer programs and other software, such as web-based software and mobile software programs and applications, including all current and prior versions, releases, modifications, updates, upgrades and enhancements thereof and thereto, as well as all source codes and object codes associated with the foregoing, and all related documentation, including user manuals and other training documentation, and descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Stock Consideration” means the Buyer Preferred Stock and Buyer Common Stock issued to Sellers at the Closing, less (i) the Lender Shares issued to Lenders pursuant to the Conversion and Cancellation Agreement, and (ii) the Broker Shares issued to Broker pursuant to that certain Termination of Engagement Agreement dated as of even date herewith by and between the Company and the Broker.

“Subsidiary” means, with respect to a Person, any Person of which such first Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or managers or others performing similar functions of such Person is directly or indirectly owned or Controlled by such first Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Systems” has the meaning set forth in Section 3.17(h).

“Tax Contest” means any notice, demand, audit, assessment, investigation, suit, claim, action, Proceeding or other legal or judicial proceeding relating to Taxes.

“Tax Returns” means all returns, declarations, reports, statements, elections, schedules, claims for refund, forms and other documents related to any Taxes, including any supplement or attachment thereto and any amendment thereof.

“Taxes” means all federal, state, local and foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, escheat and unclaimed property obligations, registration, value added, excise, stamp, occupation, premium, windfall profit, environmental, customs duties, levies, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, withholding or other taxes, fees, stamp taxes, duties, charges, levies, Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums, or assessments of any kind whatsoever (whether payable directly or by withholding), including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including any obligations to indemnify or otherwise assume or succeed to the Liability relating to Tax of any other Person under Law (including Treasury Regulation 1.1502-6 or any similar provision of state, local or non-U.S. Law), by Contract, as a transferee or successor, or otherwise, in each case whether disputed or not.

“TCP” has the meaning set forth in Section 2.6.

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Total Consideration” means the sum of the Buyer Common Stock, Buyer Preferred Stock, Closing Cash Payment, and Deposit, subject to the terms and conditions of, and any adjustments provided by, this Agreement.

“Transaction Documents” means this Agreement, the Restrictive Covenant Agreement and any other documents entered into in connection herewith and with the Contemplated Transactions.

“Transaction Expenses” means, collectively: (a) all expenses, fees and costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing and the Contemplated Transactions, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ and service providers’ fees and expenses payable or subject to reimbursement by Sellers or their Affiliates or a Company that remain unpaid at Closing; (b) all obligations for retention and discretionary bonuses, change-of-control or similar bonuses, severance obligations or similar obligations (including the forgiveness of any loans or other obligations) and any other unpaid bonuses to employees triggered by or in connection with the transactions contemplated by this Agreement, whether directly or following the occurrence of any subsequent event (including transaction and change of control bonuses); (c) payroll or employment, or similar Taxes, if any, required to be paid by Buyer (on behalf of a Company) or a Company with respect to the amounts described in the immediately preceding clause (b).

“Transaction Tax Deductions” means any item of loss, deduction or credit for income Tax purposes resulting from or attributable to the transactions contemplated by this Agreement and that are economically borne by the Sellers under the terms of this Agreement, including without limitation (i) any bonuses or other compensation paid or payable by the Company as a result of or in connection with the consummation of the transactions contemplated hereby (including the employer portion of any payroll, medical, social security, unemployment or similar Tax withholding payments that are required in connection therewith), (ii) any Transaction Expenses and any other fees and expenses paid or payable by the Company in connection with or related to the transactions contemplated hereby (or any amounts that would have been Transaction Expenses but were paid prior to Closing), and (iii) any fees, expenses, premiums and penalties paid or payable with respect to the repayment of any Indebtedness, the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs.

“Transfer Taxes” has the meaning set forth in Section 7.2.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder.

“Withheld Amount” has the meaning set forth in Section 2.6.

ARTICLE II- PURCHASE AND SALE OF THE PURCHASED EQUITY; CLOSING

Section 2.1 Agreement to Purchase and Sell Purchased Equity. On the terms and subject to the conditions contained in this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in the Purchased Equity, free and clear of all Liens, other than any Permitted Liens referred to in clause (d) of the definition of “Permitted Liens”. In exchange therefore, at the Closing, Buyer shall deliver (or cause to be delivered) to Sellers, the Total Consideration as set forth in Section 2.3 of this Agreement.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated hereby shall be consummated (the “Closing”) concurrently with the execution and delivery of this Agreement (such date, the “Closing Date”) by electronic exchange of documents, or in such other manner as Sellers’ Representative and Buyer agree to in writing. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until and unless all such proceedings and documents have been taken, executed, and delivered. Regardless of the time at which the Closing occurs, the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

Section 2.3 Allocation of Consideration. The Parties acknowledge that Buyer has been directed to issue and deliver all Closing Consideration to Sellers’ Representative or its designee for purposes of further distribution to such parties as Sellers’ Representative shall determine, subject to the terms of this Agreement, the Lock-Up Agreement, and any other document to be delivered in connection herewith. Buyer shall have no liability for the issuance of any Stock Consideration after such issuance. Sellers’ Representative shall indemnify and hold harmless any Buyer Indemnitee (defined below) from and against any Loss arising from any claim for any portion of the Total Consideration by any third party. Notwithstanding the foregoing, the intent of the parties is to issue 60,000 shares of Buyer Preferred Stock to Odin, with the balance of Buyer Preferred Shares issued to WB Industries (less any deductions or other adjustments provided by this Agreement).

Section 2.4 Closing Deliveries.

(a) At the Closing, Buyer shall execute and deliver or cause to be executed and delivered the following:

(i) to Sellers’ Representative, the Buyer Preferred Stock and Buyer Common Stock, in each case free and clear of all Liens other than Liens arising pursuant to this Agreement and the documents to be delivered pursuant to this Agreement, the Securities Act, and the Governing Documents of Buyer;

(ii) [reserved];

(iii) to Sellers’ Representative, a Lock-Up Agreement substantially in the form of Exhibit C attached hereto (the “Lockup Agreement”);

(iv) to Sellers’ Representative, a Conversion and Cancellation Agreement duly executed by Buyer;

(v) to Sellers’ Representative, the Restrictive Covenant Agreement, executed and delivered by Buyer;

(vi) to Sellers’ Representative, the resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution, delivery and performance of each Transaction Document to which Buyer is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation or amendment as of the Closing Date; and

(vii) such other customary instruments of transfer, assumption, filings, or documents, in a form and substance reasonably satisfactory to the parties.

(b) At the Closing, Sellers shall execute and deliver or cause to be executed and delivered to Buyer the following:

(i) the certificates, if any, representing the Purchased Equity, together with duly executed stock transfer powers, in form and substance acceptable to Buyer, conveying the Purchased Equity to Buyer, free and clear of any Liens, other than any Permitted Liens referred to in clause (d) of the definition of “Permitted Liens”;

(ii) the Restrictive Covenant Agreement, executed and delivered by the parties identified by Buyer prior to the Closing;

(iii) the Lockup Agreement, duly executed by the holders of the Buyer Common Stock and Buyer Preferred Stock;

(iv) the Conversion and Cancellation Agreement, duly executed by Sellers and the holders of the Shareholder Loans;

(v) payoff letters with respect to Closing Indebtedness of the Companies together with releases in recordable form where necessary of all Liens (other than any Permitted Liens) relating thereto on the assets and properties of the Companies;

(vi) a certificate of the Secretary (or equivalent officer) of each Company certifying as true, complete, and correct and attaching thereto (1) each Company’s Governing Documents in effect as of the Closing Date; (2) the resolutions duly adopted by the applicable governing body of each Company, authorizing and approving the execution, delivery and performance of each Transaction Document to which such Company is a party and the consummation of the Contemplated Transactions; (3) a certificate of legal existence and good standing with respect to each Company, issued by the applicable jurisdiction of formation of each Company;

(vii) a resignation, effective as of the Closing, from the officers and directors of each Company, duly executed by such officers and managers;

(viii) a properly completed and executed IRS Form W-9 from each Seller;

(ix) a properly completed and executed IRS Form W-9 and written invoice (a “Closing Invoice”) from each payee owed a portion of the Closing Date Transaction Expenses, which Closing Invoice shall: (A) specify the portion of the Closing Date Transaction Expenses payable to each such payee as of the Closing Date; (B) provide that, upon payment of such invoice, all amounts due to such payee for services rendered in connection with this Agreement and the Contemplated Transactions (whether rendered prior to or after the Closing) shall be paid in full; and (C) include the wire transfer instructions for each such payee;

(x) the consents, waivers and approvals required to be obtained by, and the notices required to be provided by, Sellers or the Companies with respect to the consummation of the Contemplated Transactions that are set forth in Section 2.4(b) of the Disclosure Schedules, each in form and substance reasonably satisfactory to Buyer;

(xi) a clearance certificate issued by the Canada Revenue Agency under Section 116 of the Canadian Tax Act with respect to the disposition of the WB Stock, or evidence satisfactory to Buyer that no such certificate is required, in each case delivered prior to or at the Closing; and

(xii) such other customary instruments of transfer, assumption, filings, or documents, in a form and substance reasonably satisfactory to the parties.

(c) The parties acknowledge that the Deposit exceeds the Closing Cash Payment, and as such Buyer shall be entitled to withhold 285 shares of Buyer Preferred Stock and 61 shares of Buyer Common Stock to offset Buyer’s losses in connection therewith, and no Seller will be entitled to any cash or other funds at Closing.

Section 2.5 Withholding. Buyer and the Company shall be entitled to deduct and withhold from the Total Consideration all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. Without limiting the foregoing, Buyer shall be entitled to withhold a portion of the Total Consideration attributable to the WB Stock as fixed under the Canadian Tax Act pending receipt of the applicable clearance certificate issued by the Canada Revenue Agency under Section 116 of the Canadian Tax Act with respect to the disposition of the WB Stock, and Buyer shall promptly release such withheld amounts to the applicable Seller upon receipt of such clearance certificate. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such amounts shall be treated as having been paid to the person in respect of whom such deduction and withholding was made. If Buyer determines that it needs to withhold from an amount otherwise payable under this Agreement, it shall provide Sellers’ Representative with respect to such party as to whom which such deduction or withholding is proposed to be made with reasonable advance written notice of the intention to make such deduction or withholding and Buyer agrees to reasonably cooperate with lawful and customary requests (such as in relation to providing withholding certificates or other similar forms), to obtain reduction of or relief from such deduction or withholding.

Section 2.6 Section 116 Certificate. The WB Stock constitutes, or may constitute, Taxable Canadian Property (“TCP”), as that term is defined in the Canadian Tax Act. Accordingly, a clearance certificate issued by the CRA under Section 116 of the Canadian Tax Act in respect of the disposition of the WB Stock (a “Section 116 Certificate”) must be delivered to Buyer on or before the Closing Date. Should no Section 116 Certificate be delivered to Buyer at or before the Closing, then Buyer shall withhold a portion of the Total Consideration as fixed under the Canadian Tax Act attributable to the WB Stock (the “Withheld Amount”) from the amounts otherwise payable to the applicable Seller at Closing and retain the Withheld Amount pending receipt of a Section 116 Certificate. Upon receipt of a Section 116 Certificate, Buyer shall promptly pay the Withheld Amount (or such portion thereof as is not required to be remitted to the General of Canada) to the applicable Seller. If a Section 116 Certificate is not delivered to Buyer prior to the Closing Date, (A) Buyer shall pay to the Receiver General of Canada all or the portion of the Withheld Amount necessary to satisfy the required tax holdback within thirty (30) days from the end of the month in which the WB Stock was acquired, unless provided with a comfort letter or a Section 116 Certificate from the CRA before that time, and (B) Buyer shall promptly pay the remaining portion of the Withheld Amount, if any, to the applicable Seller. Any amount so withheld by Buyer and either subsequently paid to the applicable Seller or remitted to the Receiver General of Canada in accordance with this Section 2.6 shall be deemed to have been paid by Buyer to such Seller on account of the portion of the Total Consideration attributable to the WB Stock.

Section 2.7 Prepaid Bond. As additional consideration for the Purchased Equity and in recognition of that certain prepaid bond held by the Royal Bank of Canada for the benefit of WB Holdings, Buyer shall, at its election, either: (a) pay to Sellers’ Representative $162,500.00 USD in cash or other immediately available funds on or before each of March 31, 2027, June 30, 2027, September 30, 2027, and December 31, 2027 (each an “Installment Date”); or (b) issue to Sellers’ Representative (or such other party directed by Sellers’ Representative) 162,500 shares of Buyer Common Stock on or before each Installment Date, which such shares shall be subject to the terms of this Agreement, the Lock-Up Agreement, or such other documents reasonably requested by Buyer in connection with such issuance.

Section 2.8 Other Holdbacks. Notwithstanding any provision to the contrary contained herein, any amount of Stock Consideration which Sellers’ Representative directs or desires to transfer or issue to Montana Outdoor Group, Inc. shall be held on the books of Buyer and shall not be issued until such time as the applicable Beneficial Owners or such other parties as may be reasonably directed by Buyer have delivered to Buyer an executed Lock-Up Agreement or such other documents as Buyer may reasonably require.

ARTICLE III- REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Sellers and the Companies hereby represent and warrant, jointly and severally, to Buyer, as of the Closing Date, as follows:

Section 3.1 Organization, Existence, Good Standing and Authority. Each Company is duly formed, validly existing and is in good standing under the Laws of its jurisdiction of incorporation. Each Company has full limited liability company power and authority to own all of its properties and assets and to carry on its business as conducted as of the date of this Agreement. Each Company is qualified as a foreign entity and is in good standing in the jurisdictions set forth in Section 3.1 of the Disclosure Schedules, and such jurisdictions represent all jurisdictions where the nature of each Company’s business or the nature and location of each Company’s assets or employees requires such qualification. This Agreement has been duly and validly executed and delivered by each Company and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of each Company, enforceable against each Company in accordance with its terms.

Section 3.2 Consents; Non-contravention. Neither the execution, delivery or performance of this Agreement or of any of the other Transaction Documents, nor the consummation of any of the Contemplated Transactions, shall: (i) violate any provision of the Governing Documents of a Company; (ii) violate any Law or Order to which a Company or any of the assets or businesses of a Company is subject or otherwise bound; or (iii) Except as set forth in Section 3.2 of the Disclosure Schedules, conflict with, result in a breach of, constitute a default or an event creating rights of acceleration of payment or termination, modification or cancellation or a loss of rights under (with or without notice or lapse of time or both), under any material Contract or Permit of the Companies; or (iv) require the consent of or notice to any Person under, or result in the creation of a Lien, other than Permitted Liens, on any of a Company’s assets.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Disclosure Schedules sets out all of the authorized and issued Equity Interests of each Company. The Equity Interests set forth in Section 3.3(a) of the Disclosure Schedules have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of the preemptive rights of any Person or any agreement or Law by which a Company at the time of issuance was bound. The Equity Interests set forth in Section 3.3(a) of the Disclosure Schedules are free and clear of all Liens other than Permitted Liens referred to in clause (d) of the definition of “Permitted Liens”. Following the Closing, Buyer shall own the Purchased Equity free and clear of all Liens other than Permitted Liens.

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no outstanding (i) securities of a Company convertible into or exchangeable for securities of a Company, (ii) subscriptions, options, calls, warrants, profits interests, equity appreciation rights, phantom equity or other similar rights to acquire from a Company or Seller, or obligations of a Company to issue, any securities or securities convertible into or exchangeable for securities of a Company or (iii) obligations of a Company to repurchase, redeem or otherwise acquire any securities of a Company.

(c) There are no equityholder agreements, voting trust agreements, proxy, registration rights agreements or other similar agreements or understandings relating to any Equity Interests or other ownership interests of a Company. Neither any Company nor any Seller is subject to any Law or Order granting dissenters rights to any holder of Equity Interests of Company or Seller which would seek to prohibit or encumber the transactions contemplated by this Agreement.

(d) No Company owns, directly or indirectly, any capital stock, limited liability company interest, unlimited liability company interest, partnership interest, or other Equity Interest in any Person and does not have any Subsidiaries.

(e) WB Holdings has done business under the name “Wildboy Energy” or “Wildboy Energy Ltd.” Which in each case are fictitious names of WB Holdings and not a separate Person. Except as described in the foregoing sentence, neither Company has done business under any fictitious name, “DBA” name, or otherwise.

(f) The Beneficial Owners are the only beneficial owners of Sellers.

Section 3.4 Financial Statements.

(a) Sellers have provided to Buyer true, correct and complete copies of such financial information of each Company such that Buyer can reasonably ascertain the assets, liabilities, owners equity, profit, loss, and cash flows of the Companies (the “Financial Statements”). August 31, 2026 shall be referred to herein as the “Lookback Date”.

(b) The Financial Statements (i) are derived from the books and records of the relevant entities of the Companies (which are true, correct and complete in all material respects) and (ii) present fairly in all material respects the financial condition and the results of operations and cash flows of the relevant entities of the Companies as of the dates set forth therein and the results of operations of the relevant entities of the Companies for the periods then ended.

(c) The Companies maintain and comply, and have at all times maintained and complied, in all material respects, with a system of accounting controls designed to be sufficient to provide reasonable assurances that transactions are executed and its business is operated in accordance with management’s general or specific authorization and with Laws. At no time has (i) any significant deficiency or weakness in any system or internal accounting controls used by the Companies been identified by the Companies’ accountants or management, (ii), any fraud or other wrongdoing that involves any of the management or other employees of a Company who have a role in the preparation of the Financial Statements or the internal accounting controls used by the Companies occurred or (iii) any claim or allegation regarding the foregoing been made.

Section 3.5 Undisclosed Liabilities. No Company has any Liabilities, except for (a) Liabilities specifically reflected and adequately reserved against in the Financial Statements, (b) Liabilities incurred subsequent to the Lookback Date in the ordinary course of business (none of which relates to a breach of Contract, breach of warranty, tort, infringement, violation of Law or environmental Liability) and which are not material, individually or in the aggregate, to the Companies, (c) Liabilities arising solely in connection with this Agreement and the Contemplated Transactions, in each case, solely to the extent included within Transaction Expenses, and (d) Liabilities set forth in Section 3.5 of the Disclosure Schedules (the “Liabilities Schedule”).

Section 3.6 Operation of the Business Immediately Prior to Closing. Since the Lookback Date, (a) the Companies have operated its businesses in the ordinary course of business consistent with past practice, (b) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect and (c) no Company has:

(i) sold, leased, transferred or assigned any assets or property (tangible or intangible), other than sales in the ordinary course of business;

(ii) acquired (by merger, consolidation, acquisition of stock, shares or otherwise or assets or otherwise), directly or indirectly, all or a substantial portion of the assets or Equity Interests of any Person or division thereof;

(iii) sold, assigned, licensed, transferred, abandoned, let lapse or otherwise disposed of or subjected to any Lien other than Permitted Liens, any Intellectual Property (except pursuant to non-exclusive licenses granted to customers in the ordinary course of business);

(iv) experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or property (tangible or intangible), or any damage, destruction or loss (whether or not covered by insurance) with respect to the Leased Real Properties or any portion thereof, that, individually or in the aggregate, would materially impair the use or occupancy of the Leased Real Properties or the operation of a Company’s business as currently conducted thereon;

(v) Except for the renewal of insurance policies lapsing in September, 2026 and immediately renewing for 1 year following two week interim extension, permitted any insurance policy to be cancelled, terminated or lapse without a sufficient replacement;

(vi) received written notice from any Person regarding the acceleration, termination, modification or cancelation of a Material Contract or a Contract, which, if in existence on the date of this Agreement, would be required to be listed in Section 3.11 of the Disclosure Schedules;

(vii) forgiven, canceled, compromised, waived or released any Indebtedness owed to it or any right or claim (or series of related rights and claims);

(viii) issued, sold or otherwise disposed of any of its Equity Interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its Equity Interests or declared, set aside, made or paid any dividend or distribution with respect to its Equity Interests or redeemed, purchased or otherwise acquired any Equity Interests or made any other payment to its shareholders (or any Affiliates of such shareholders);

(ix) granted any increase in salary or bonus, or severance, or otherwise increased the compensation or benefits payable or provided to any director, officer or employee;

(x) entered into or terminated (A) any employment Contract or Contract with any individual independent contractor, or (B) any collective bargaining agreement, or modified the terms of any such existing Contract or collective bargaining agreement.

(xi) established, amended or terminated any Benefit Plan other than as required by applicable Law;

(xii) instituted any material change in its accounting practices or methods or cash management practices;

(xiii) made, changed or revoked any Tax election, filed any amended Tax Return, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, changed any Tax accounting method, waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, settled or compromised any material Liability relating to Tax or prepared or filed any Tax Return in a manner inconsistent with past practice, or failed to pay any Liability relating to Tax;

(xiv) written up, written down or written off the book value of any of its assets, other than in the ordinary course of business or as required by GAAP;

(xv) issued, sold or otherwise disposed of or adjusted, split, combined or reclassified any Equity Interest of any Company;

(xvi) amended or otherwise changed any of the Governing Documents of the Companies;

(xvii) entered into, amended, modified, extended, renewed or terminated any Material Contract;

(xviii) entered into any transaction, arrangement or Contract with, or distributed or transferred any property or other assets to, any Seller Related Party (other than salaries and employee benefits in the ordinary course of business);

(xix) made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $50,000; or

(xx) agreed or committed to any action or omission that would result in any of the foregoing.

Section 3.7 Title; Sufficiency of Assets. The Companies have good and valid title to, or a valid leasehold interest in, all of the material assets used by it in the conduct of its business, in each case, free and clear of all Liens (other than Permitted Liens), which assets are sufficient for the conduct of the business of the Companies as of immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing. Except to the extent contemplated by the Liabilities Schedule, material assets of the Companies are in good operating condition and repair, normal wear and tear excepted, are useable in the ordinary course of business, and have been maintained and serviced in the ordinary course of business. Except as set forth on the Liabilities Schedule, and except for normal recurring capital expenditures relating to equipment replacement and maintenance, none of which, individually or in the aggregate, is material, there is no item of machinery or equipment which is reasonably expected to require replacement in the 12-month period following the Closing Date. None of Seller and any employees, officers, managers, directors and independent contractors of the Company, and any of their respective Affiliates, owns or has any rights in any material assets, tangible or intangible, which are used or held for use in the operation of the business of any Company.

Section 3.8 Insurance.Sellers have provided to Buyer true, correct, and complete copies of each and every insurance policy maintained by the Companies (collectively, the “Insurance Policies”) and for each Insurance Policy a description of the name of the insurer, the name of the policyholder, the name of each covered insured, the policy number and the period of coverage. The Companies are in compliance in all material respects with the terms and provisions of the Insurance Policies. All premiums due and payable under the Insurance Policies have been paid. No Company has received any written notice that any Insurance Policy shall be terminated, cancelled, or not renewed or of an increase in or an intent to increase premiums in any material respect. In respect of each Insurance Policy, (a) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect with respect to each Company and, to the Knowledge of Sellers, the other parties thereto and (b) neither any Company nor, to the Knowledge of Sellers, any other party to such Insurance Policy is in breach or default of, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default of or permit any termination or modification of or acceleration under, such Insurance Policy. There have been no material claims submitted by or on behalf of any Company pursuant to the Insurance Policies (as in effect on the date of this Agreement) in the three year period immediately prior to the Closing Date, and the Companies have provided proper and timely notice of all such claims in accordance with the terms of all such policies.

Section 3.9 Tax Matters.

(a) Except to the extent contemplated by the Liabilities Schedule, all Tax Returns required to be filed by the Companies have been filed (taking into account requests for extensions to file such returns) and all such Tax Returns were and continue to be true, complete, and correct in all respects. All Taxes payable by the Companies (whether or not shown as due on any such Tax Return) have been fully paid. Except as provided in this Section 3.9(a), the unpaid Taxes of the Companies (i) do not exceed the reserve for Liability relating to Tax (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Companies in filing its Tax Returns. Since the date of the Financial Statements, no Company has incurred any Liability for Taxes arising from transactions outside of the ordinary course of business. No Company is currently the beneficiary of any extension of time within which to file any Tax Return for any Tax period. The Companies have made full and adequate provision for all Taxes in its Financial Statements and books and records for the periods ended on the date thereof. For avoidance of doubt, Buyer is assuming the obligation to pay certain property taxes as set forth on the Liabilities Schedule which may be payable but are not delinquent, and such payment shall not be deemed a breach of the representations or warranties contained in this Section 3.19.

(b) All Taxes that the Companies were or are required by Law to deduct, withhold, collect or remit, including in connection with any amounts paid or owing to any present or former employee, independent contractor, creditor, equity owner or other third party, have been deducted, withheld, collected and have been (or shall be) timely remitted to the proper Governmental Authorities. Each Person providing services to any Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes.

(c) The Companies have complied with all related information reporting requirements (including IRS Forms W-2 and 1099 and the timely preparation and filing of T4, T4A and T5 slips and related summaries with the Canada Revenue Agency, as required under the Canadian Tax Act and the Excise Tax Act (Canada)), recordkeeping requirements and backup withholding provisions of applicable Laws.

(d) The Companies are not a party to or bound by any Tax allocation or sharing agreement nor does any Company have any Liability to any Person with respect to any previously terminated Tax allocation or sharing agreement. Neither Sellers with respect to the Companies nor the Companies are party to or bound by any Contract, agreement, practice or understanding for the allocation, assumption, gross-up, indemnification or payment of Taxes. The Companies are in compliance with all applicable Laws relating to the payment and reporting to any Governmental Authority of amounts required under any unclaimed property or escheat Laws. No Company is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(e) There is no dispute, claim, audit or other Proceeding pending concerning any Liability for Taxes of any Company, and, to the Knowledge of Sellers, no such dispute, claim, audit or other Proceeding has been proposed or threatened. No Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled with any resulting Taxes or other Liability paid. No Governmental Authority has given notice of any intention to assert any deficiency or claim for any Tax issues against the Corporation.

(f) No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax Return covering any Taxes for which the Companies are or may be liable; (ii) the Companies are required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess, reassess or collect Taxes for which the Companies may be liable.

(g) There are no Liens for Taxes (other than Permitted Liens) upon the assets of any Company.

(h) No written claim has been made that any Company is or may be subject to taxation by Tax Governmental Authority in a jurisdiction where such Company does not file Tax Returns, or that a Company has failed to file a particular type of Tax Return in any jurisdiction where the Companies do or do not file any type of Tax Return.

(i) Each Company (i) is not, and has not been, a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purpose and (ii) does not have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, by Contract or otherwise.

(j) IPD is, and at all times since its formation has been, a C-Corporation for all U.S Federal Income Tax purposes. WB Holdings is not subject to United States Federal Income Tax.

(k) Neither any Company nor Seller shall be liable for any Tax imposed by Section 1374 of the Code on the sale or deemed sale of any asset of the Companies or Seller, and at no time has a Company experienced any corporate level Tax event under Section 1374 of the Code (or similar provisions of state or local Law). No Company has (i) acquired assets from another corporation in a transaction in which the transferee’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter “S” subsidiary within the meaning of Section 1361(b)(3)(B) of the Code. No Company owns stock in any corporation that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(l) No Company has participated in, and is not currently a party to, any “listed transaction” as defined in Section 6707(A)(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) that would reasonably be expected to affect its Taxes for a period not closed by the applicable statute of limitations.

(m) No Company is, nor has it ever been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code).

(n) There is no outstanding closing agreement, written request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Authority with respect to the income, assets, business or Tax of any Company. No Tax ruling has been requested from, or issued by, any Governmental Authority with respect to either Company.

(o) No Company shall be required to include any item of income or gains in, or exclude any item of deduction from, taxable income or gains for any taxable period (or portion thereof) beginning after the Closing Date: (i) as a result of a change in method of accounting, the use of the cash method of accounting, or improper use of a method of accounting for any Pre-Closing Tax Period, (ii) as a result of any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date, (iii) as a result of any sale reported on the installment method or open transaction method where such sale occurred on or prior to the Closing Date, (iv) as a result of any intercompany transaction entered into prior to Closing Date or excess loss account in existence prior to Closing Date described in Code Section 1502 (or any similar provision of state, local or non-U.S. Tax Law), (v) as a result of any prepaid amount received or deferred revenue accrued (including pursuant to Revenue Procedure 2004-34 or Code Section 451(c) and the Treasury Regulations promulgated thereunder) on or prior to the Closing Date, (vi) any other election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date, or (vii) as a result of any reserve or any Tax credit or refund claimed in respect of a Pre-Closing Tax Period.

(p) The Companies have charged, collected and remitted all sales, use, value-added, goods and services, harmonized sales and other similar Taxes (collectively, “Sales Taxes”) required to be charged and collected and have timely remitted all such amounts to the appropriate Governmental Authorities. All such amounts that have been collected by the Companies but are not yet required to be remitted are held in appropriate accounts. The Companies have properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made or services provided without charging or remitting Sales Taxes that qualify such sales or services as exempt from Sales Taxes. All input tax credits claimed by the Companies under Part IX of the Excise Tax Act (Canada) were calculated and claimed correctly and in accordance with applicable Law. Each Company is registered for all Sales Taxes for which it is required to be registered.

(q) True copies of all Tax Returns prepared and filed by the Companies during the past three (3) years, together with any notices of assessment of the Companies during the past three (3) years, have been made available to the Buyer on or before the date of this Agreement.

(r) The Companies have not acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Canadian Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(s) The Companies have never made an “excessive eligible dividend election” as defined in subsection 89(1) of the Canadian Tax Act in respect of any dividends paid or deemed to be paid on any class of shares in its respective capital. The Companies have never made a capital dividend election under subsection 83(2) of the Canadian Tax Act in an amount that exceeded the Companies’ capital dividend account at the time of such election.

(t) The Companies have not undertaken, participated in or been contractually obligated to participate in any “reportable transaction” as defined in subsection 237.3(1) of the Canadian Tax Act or any “notifiable transaction” as defined in subsection 237.4(1) of the Canadian Tax Act.

(u) All Tax credits and all refunds, rebates, overpayments or deemed overpayments, deemed payments on account, and similar adjustments of Taxes claimed by the Companies have been validly claimed and the Companies have retained all documentation to support such claims as required under applicable Law.

(v) WB Holdings is not a non-resident of Canada within the meaning of the Canadian Tax Act.

(w) WB Holdings is duly registered for the purposes of HST, and its registration number is 751882226RT0001.

(x) The Companies maintain sufficient records and information in relation to Tax to meet all applicable legal requirements in all respects and enable the Liabilities relating to Tax of a Company to be calculated accurately in all respects.

Section 3.10 Related Party Transactions. Except as set forth in Section 3.10 of the Disclosure Schedules, no director, officer, manager or other equityholder or employee of a Company, or any of their respective Affiliates: (a) is a party to any Contract with a Company; (b) has any material interest in any property owned or used by a Company in the conduct of its business; (c) possesses, directly or indirectly, any financial interest in, or is a director, officer or key employee of, any Person which is a Material Customer or a Material Supplier; or (d) has engaged in any transaction with a Company either within the last 12 months, or pursuant to which any obligations remain unfulfilled, in each case, other than employment agreements in the ordinary course of business.

Section 3.11 Contracts.

(a) Section 3.11 of the Disclosure Schedules contains a list of the following Contracts to which a Company is a party or by which it is otherwise bound or is a beneficiary thereof (each, a “Material Contract”):

(i) all Contracts for the transportation, gathering, dehydration, treating, compression, processing, fractionation, terminalling, storage, purchase, sale, marketing, or exchange of natural gas, crude oil, or other Hydrocarbons, or containing dedications or volume commitments

(ii) all Contracts that constitute (A) an interconnect or connection agreement, (B) an operational balancing agreement, (C) an access or joint use agreement, (D) a facility or asset management, operation, or maintenance agreement, or (E) other similar arrangement

(iii) all Contracts (A) that provide any pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers, including all Contracts containing a “most favored nation” provision or similar pricing preference, (B) that contain “take or pay” provisions, or (C) that require the Seller to deal with a Person on an exclusive basis

(iv) Contracts with a Governmental Authority;

(v) All outstanding futures, swap, option, hedging, forward sale, derivative, or other similar Contracts involving Hydrocarbons or other commodities;

(vi) all Contracts that are joint tariff agreements;

(vii) all Intellectual Property Agreements;

(viii) Contracts for Indebtedness and any guarantees of any obligation for Indebtedness;

(ix) any leases, subleases, licenses, concessions, occupancy agreements with respect to real property;

(x) Contracts for the employment or engagement (including as an independent contractor) of any officer, employee or other Person on a full-time, part-time or consulting basis that provide for annual cash or other compensation in excess of $50,000 or that provide for the payment of any cash or other compensation or benefits upon the consummation of the Contemplated Transactions;

(xi) any severance agreements and employee termination agreements or change of control agreements or other agreements providing for payments that are Transaction Expenses which become due or otherwise payable as a result of the consummation of the Contemplated Transactions, whether directly or following the occurrence of a subsequent event;

(xii) Contracts with any labor union, labor organization or trust fund;

(xiii) Contracts pursuant to which a Company leases, either as lessee or as lessor, any personal property, including capital leases, involving annual payments in excess of $50,000, or any real property;

(xiv) Contracts with respect to the acquisition or disposition of any business, assets, or Equity Interests outside the ordinary course of business;

(xv) partnership agreements, joint venture agreements and all other similar Contracts that involve a sharing of profits, losses, costs or Liabilities by a Company with another Person;

(xvi) Contracts requiring payments by a Company of more than $50,000 on an annual basis and that are not terminable by such Company without penalty or notice of 90 days or less;

(xvii) Contracts that prohibit or materially restrict a Company from engaging in any line of business or from competing with any Person in any area or territory;

(xviii) each Contract with a Material Customer;

(xix) each Contract with a Material Supplier;

(xx) each power of attorney;

(xxi) any settlement or similar Contracts with remaining obligations for a Company; and

(xxii) Any other Contracts not listed pursuant to the above but which are material to the operation of the business of the Companies.

(b) All of the Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms. Each Company, and to the Knowledge of Sellers, each other party or parties thereto is or are in compliance in all material respects with the terms and requirements of each Material Contract, and no event has occurred that constitutes, or with notice or the passage of time or both would constitute, a default, violation or breach in any respect under any Material Contract. No Company has received notice from any Person that is a party to any Material Contract regarding the termination, cancellation, or material change to the terms of any Material Contract, and no Company nor, to the Knowledge of Sellers, any other party thereto currently contemplates any termination, cancellation or material change to the terms of any Material Contract. The Companies have delivered or made available to Buyer true, accurate and complete copies of each written Material Contract, in each case, as amended or otherwise modified and in effect.

Section 3.12 Permits. The Companies possesses all material Permits that are required in order for the Companies to conduct its business as of the date of this Agreement and to own, lease or operate its properties. The Companies are in compliance in all material respects with the terms and requirements of such Permits, and all such Permits are valid and in full force and effect. No Company has received any written notice from any Governmental Authority notifying it of any Proceeding to be taken or threatened by such Governmental Authority, nor is there any Proceeding pending, to terminate, suspend, revoke or otherwise limit any such Permits. Each Permit held by a Company is set forth in Section 3.12 of the Disclosure Schedules.

Section 3.13 Compliance with Laws. The Companies have been, and currently are, in compliance with all applicable Laws and Orders. No Company has received any written request or notice from a Governmental Authority alleging any material violation of Laws or Orders or of any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, request for corrective or remedial action or audit, and, to the Knowledge of Sellers, no Governmental Authority currently contemplates any of such actions.

Section 3.14 Litigation. Except as set forth on Section 3.14 of the Disclosure Schedules, there are no current, nor have there ever been, any (a) Proceedings pending or, to the Knowledge of Sellers, threatened by or against a Company or to which a Company is a party or to which any Company’s assets or properties may be subject, or (b) outstanding Orders or unsatisfied judgments to which a Company or any of its assets or properties are subject.

Section 3.15 Real Property.

(a) Section 3.15(a) of the disclosure schedules lists the street address of each parcel of Real Property owned by the Sellers in connection with the Business (the “Owned Real Property”).

(b) Section 3.15(b) of the Disclosure Schedules sets forth each parcel of real property leased or subleased to the Companies and used in or necessary for the conduct of the Business as currently conducted, together with all rights, title, and interest of the Companies in and to all buildings, fixtures, structures, and other surface and subsurface leasehold improvements relating thereto, including, but not limited to, security deposits, reserves, or prepaid rents paid in connection therewith (together with the Easements described in Section 3.15(c) below, collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and a true and complete list of all leases, subleases, licenses, concessions, and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which a Company holds any Leased Real Property (collectively, the “Leases”).

(c) Section 3.15(c) of the Disclosure Schedules contains a complete list of all of the rights-of-way, easements, surface use agreements, licenses, permits, or similar rights to use or interest in real property of which either Company owns or has an interest in and which are used in or necessary for the conduct of the Business as currently conducted (together with all right, title, and interest of Seller in and to all surface and subsurface pipelines, fixtures, structures, and improvements situated thereon, collectively, “Easements”).

(d) With respect to each parcel of Real Property, as applicable: (i) no rent has been paid more than one month in advance of the due date therefore, and, to the Knowledge of Sellers, no Company is entitled to any defense, credit, allowance or offset against rental; (ii) no improvement credit or other tenant allowance of any nature shall be owed to a Company; (iii) no Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property or any portion thereof, nor has a Company collaterally assigned or granted any other Lien in any Lease, Easement, or any interest therein; (iv) the current uses of and, to the Knowledge of Sellers, existing structures located on the Real Property are in compliance with all applicable building, zoning and other land use or occupancy requirements, including the Americans with Disabilities Act of 1990, as amended with respect to US properties and the analogous governing Laws with respect to Canadian properties as applicable, any insurance requirements affecting the Real Property, and any covenants, conditions or agreements affecting the Real Property; (v) each Company, to the extent required by any applicable Laws, is in possession of all material certificates of occupancy with respect to the Real Property issued by the appropriate Governmental Authorities and any other Permits, licenses, and other approvals and authorizations necessary or appropriate for the operation of such Company’s business at the Real Property (collectively, the “Real Property Permits”); (vi) no construction, alteration, or other leasehold improvement work with respect to any Lease or Easement remains to be paid for or performed by any party to a Lease or Easement except for any such work required by the parties thereunder as part of the maintenance, repair and replacement obligations, including with respect to casualty damage, and all contributions, allowances and concessions required to be paid or given by the landlord or tenant under the Leases or Easements have been paid or given; (vii) to the Knowledge of Sellers, the improvements located on the Real Property, including buildings, structures, fixtures and all components thereof, are in good condition and are structurally sound, and are sufficient for the operation of each Company’s business, and all mechanical and other systems located therein are in an operating condition good for the use to which the same are put by each Company in the current operation of the business, subject to normal wear, and no condition exists requiring material repairs, replacements, alterations or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred; (viii) each Company has all necessary access to and from the Real Property as is reasonably adequate for the current operation thereof; (ix) no security deposit or portion thereof deposited with respect to any Lease or Easement has been applied in respect of a breach of or default under such Lease or Easement that has not been redeposited in full; (x) no Company nor any Affiliate thereof owes, or shall owe in the future, any brokerage commissions or finder’s fees with respect to any Lease or Easement; and (xi) there is no Proceeding, pending or, to the Knowledge of Sellers, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of a Company’s business as currently conducted thereon.

(e) Each Company holds, subject to the terms and conditions of the Leases and Easements, good leasehold title to, and actual and exclusive possession of, the Real Property, free and clear of Liens other than Permitted Liens. To the Knowledge of Sellers, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of each Company’s business as currently conducted thereon. To the Knowledge of Sellers, none of the Real Property and any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency). The possession and quiet enjoyment by each Company of the Real Property has not been disturbed and there are no disputes with respect to such Real Property. Each Company has made available to Buyer a true and complete copy of each Lease and Easement, and in the case of any oral agreement, a written summary of the material terms of such agreement and such other information relating to the Real Property as Buyer has requested. Each Company has made available to Buyer complete and accurate copies of all Real Property Permits. The Real Property Permits are in full force and effect and shall remain so after the Closing without the consent or approval of the issuing Governmental Authority.

Section 3.16 Environmental Matters.

Except as set forth in Section 3.16 of the Disclosure Schedules:

(a) The Companies are and have been in compliance with all applicable Environmental Laws. No Company has received any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing Liabilities or requirements as of the Closing Date;

(b) the Companies possess all Environmental Permits that are required for the operation of the Companies’ business as currently conducted, and all such Environmental Permits are listed in Section 3.16(b) of the Disclosure Schedules. The Companies are and have been at all times in material compliance with all Environmental Permits. No event has occurred that would reasonably be expected to result in the revocation, suspension, or non-renewal of any Environmental Permit, and the Companies have taken all actions necessary for the timely renewal of each Environmental Permit. There are no modifications of any Environmental Permit pending, or to the Knowledge of Sellers required, for the continuation of the Companies’ business as currently conducted;

(c) there are no Proceedings pending or, to the Knowledge of Sellers, threatened against a Company or any of its current or former properties or assets pursuant to any Environmental Law;

(d) there are no unresolved Orders from a Governmental Authority currently in existence, pending or, to the Knowledge of Sellers, threatened against or involving a Company or any of its current or former properties or assets relating to or alleging any violation of any Environmental Laws;

(e) there are no investigations pending or, to the Knowledge of Sellers, threatened by any Governmental Authority against a Company investigating any potential violation of, or Liability under, any Environmental Law;

(f) there is no Environmental Condition at, under or emanating from (i) any property currently or formerly owned, leased or operated by a Company regardless of if the Environmental Condition is attributable to Company’s actions pre-closing, (ii) any other property at which a Company Released or arranged for the disposal of any Hazardous Materials, or (iii) any other property at which Hazardous Materials attributable to Company has otherwise come to be located as a result of a Release;

(g) Section 3.16(g) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Seller in connection with the Business or the Purchased Assets, and all abandoned pipelines owned by the Seller and related to the Business.

(h) (i) no Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported or Released any Hazardous Materials in such manner as has given or would give rise to any Liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws, and (ii) no Environmental Lien or land use limitation has attached to any property now or formerly owned, operated or used in connection with the business or the assets or otherwise by a Company;

(i) no Company has used in its operations, or incorporated in any product manufactured, sold or distributed by such Company (or any related packaging), any Hazardous Materials;

(j) no Company has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person under any Environmental Laws; and

(k) the Companies have made available to Buyer copies of any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Companies or any real property or site currently or formerly owned, leased, or operated by a Company related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, and operational changes).

Section 3.17 Intellectual Property; Business Continuity; Information Privacy; and Data Security.

(a) Section 3.17(a) of the Disclosure Schedules contains a complete and accurate list of all (i) registered Company Owned Intellectual Property, (ii) non-registered Company Owned Intellectual Property (including material proprietary Software), (iii) Company Licensed Intellectual Property, including all Software that is licensed to a Company other than mass-marketed, unmodified, commercial “off-the-shelf” third-party Software that incurs or has incurred license, subscription, maintenance and other fees during any 12-month period of no more than $10,000 and (iv) domain names and social media accounts owned by a Company. Except as otherwise stated in Section 3.17(a) of the Disclosure Schedules, the Companies exclusively own all right, title and interest in and to all Company Owned Intellectual Property, including all Company Owned Intellectual Property listed or required to be listed in Section 3.17(a) of the Disclosure Schedules, free and clear of any Liens (other than (A) any non-exclusive licenses granted by a Company in such Company Owned Intellectual Property to its customers in the ordinary course of business and (B) Permitted Liens). All of the Company Owned Intellectual Property is valid, subsisting and enforceable, and the Companies have made all necessary filings with and paid all necessary fees to the applicable Governmental Authority to maintain such Intellectual Property in full force and effect and in good standing.

(b) No Company Intellectual Property is subject to any consent, settlement, Order or Proceeding restricting (or seeking to restrict) the ownership, use, enforcement or other exploitation or disposition thereof by a Company, and no Company has received any written notice or claim challenging the validity, use, ownership, patentability, registrability or enforceability of any Company Intellectual Property. Each Company has a sufficient, valid and enforceable written license to use all Company Intellectual Property. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property, or any Company’s products or services.

(c) No Person has asserted or, to the Knowledge of Seller, has any valid basis to assert any right, title, interest or other claim (including a right or claim to receive any royalty, revenue share or other payment) with respect to any Company Owned Intellectual Property.

(d) Neither the Companies’ business as currently conducted nor the Companies’ possession or use of any Company Intellectual Property interferes with, infringes upon, misappropriates, misuses or violates any Intellectual Property of any other Person. To the Knowledge of Sellers, the Companies have not interfered with, infringed upon, misappropriated, misused or violated any Intellectual Property of any other Person. No Company has received any written notice, demand or claim with respect to any actual or alleged interference, infringement, misappropriation, misuse or violation of the Intellectual Property of any other Person (including any demand or claim that a Company must license or refrain from using the Intellectual Property of any other Person). To the Knowledge of Sellers, no other Person is interfering, infringing, misappropriating, misusing or otherwise violating any of the Company Intellectual Property.

(e) The Contemplated Transactions and the consummation thereof shall not impair any right, title or interest of a Company in or to any Company Intellectual Property or Systems, and all of the Company Intellectual Property and Systems shall be owned or available for use by a Company immediately after the Closing on terms and conditions identical to those under which a Company owned or used the Company Intellectual Property and Systems immediately prior to the Closing.

(f) The Companies take and have taken steps designed to be commercially reasonable to protect and maintain the Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other Confidential Information. No trade secrets or other Confidential Information of a Company have been, or have been authorized to be, disclosed to any Person by a Seller, a Company or, to the Knowledge of Sellers, any Company’s employees, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement with such Person with reasonable protections of, and preserving all rights of, the Companies.

(g) All past and present employees, consultants and contractors of the Companies have executed a valid and enforceable Contract pursuant to which such Person (i) is bound to maintain and protect the Confidential Information and (ii) assigns, pursuant to a present assignment, to a Company, sole ownership of all Intellectual Property authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with such Company. The Companies do not and shall not need to use any Intellectual Property of any of its employees, consultants and contractors made prior to or during their employment or engagement by a Company to conduct its business (including developing, producing, distributing, using, marketing, selling, importing, exporting or otherwise exploiting any products or services) immediately after the Closing. To the Knowledge of the Sellers, no Person has breached any agreement referenced in this Section 3.17(g).

(h) The Companies have taken reasonable precautions to (i) protect the confidentiality, integrity and security of the computers, computer networks, Software, computer hardware and communication and storage and other information technology systems of the Companies (including any owned, leased, licensed or otherwise used or relied on by the Companies) and the data stored or contained therein or transmitted thereby (collectively, “Systems”), and all information and data Processed thereby from any unauthorized Processing, and (ii) ensure that, to the extent controlled by any Company, all Systems of the Companies operate and run in a reasonable business manner in all respects.

(i) The Companies are, and have been, in compliance with all applicable Data Protection Requirements, including with respect to the Processing of Confidential Information and Personal Information. There has been no Security Breach. The Companies have implemented and maintain adequate policies, procedures and physical, administrative and organizational safeguards related to Processing of Confidential Information and Personal Information. No Company has been required to notify any Person of any Security Breach or otherwise in connection with any Confidential Information or Personal Information.

(j) The Companies maintain commercially reasonable backup, security and disaster recovery measures with respect to Systems designed to restore the Companies’ data and data Processing services in the event of a disaster, as well as adequate business continuity plans designed to preserve the Companies’ ongoing ability to conduct the Companies’ business, and acts in compliance therewith.

Section 3.18 Employee Benefits.

(a) Section 3.18(a) of the Disclosure Schedules lists each Benefit Plan and separately identifies any Benefit Plan sponsored by a Company. The Companies have made available to Buyer correct and complete copies of (i) each Benefit Plan (or, in the case of any such Benefit Plan that is unwritten, descriptions of the material terms thereof, and in the case of such Benefit Plan that is a Multiemployer Plan, all information and documents that such Company has in its possession) and all related trusts, insurance contracts or other funding vehicles, including all amendments thereto, (ii) the two most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan, (iii) if any Benefit Plan is funded, the most recent annual and periodic accounting of the Benefit Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Benefit Plan, (v) the most recent determination or opinion letter from the Internal Revenue Service relating to each Benefit Plan, if any, (vi) material correspondence within the past 3 years to or from any Governmental Authority relating to any Benefit Plan, and (vii) for each of the last seven calendar years and the period January 1, 2026 through the Closing Date, the Companies total contributions to each Benefit Plan that is a Multiemployer Plan and the number of employees for which such contributions were made.

(b) Section 3.18(b) of the Disclosure Schedules separately identifies each Benefit Plan that is a Multiemployer Plan. With respect to each such Benefit Plan, all contributions required to be paid by the Companies have been timely paid to the applicable Benefit Plan. No Company, nor any corporation or trade or business that is treated as a single employer with a Company under Code Sections 414(b) or (c) or ERISA Section 4001(b)(1) and regulations thereunder, has incurred any withdrawal liability (including any contingent, secondary or successor withdrawal liability) to any Multiemployer Plan within the meaning of ERISA Sections 4201, 4203 or 4205. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(c) All Benefit Plans have been established, administered, and maintained in accordance with their terms and in compliance with the requirements of ERISA, the Code, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, to the extent applicable, the requirements of Section 4980B of the Code, Part 6 of Title I of ERISA or applicable state Laws (“COBRA”), and other applicable Laws.

(d) No Company maintains, contributes to, or has any Liability with respect to, any “defined benefit pension plan” (within the meaning of Section 3(35) of ERISA), or otherwise has any Liability under Section 412 of the Code or to the Pension Benefit Guaranty Corporation.

(e) Other than Multiemployer Plans, no Company sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(f) There has been no non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Benefit Plan that would reasonably be expected to result in a material Liability to a Company. No “fiduciary” within the meaning of Section 3(21) of the Code has any Liability for breach of fiduciary duty with respect to the administration or investment of the assets of any Benefit Plan.

(g) There is no pending or, to the Knowledge of Sellers, threatened Proceeding with respect to any Benefit Plan (other than routine claims for benefits) or with respect to any fiduciary, administrator, party in interest or sponsor thereof (in their capacities as such) that would reasonably be expected to result in or subject a Company to any Liability.

(h) No Benefit Plan provides any health, life or other welfare-type benefits to any employees, officers, or directors or their spouses or dependents after termination of employment other than in accordance with COBRA.

(i) No Benefit Plan provides medical, dental, or vision benefits through a self-insured arrangement.

(j) Neither the execution and delivery of this Agreement or any member’s, manager’s or other approval of this Agreement, nor the consummation of the Contemplated Transactions, could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of a Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment, funding or vesting, or materially increase the amount, of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iv) otherwise give rise to any material Liability under any Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.

(k) Neither the execution and delivery of this Agreement or any member’s, manager’s or other approval of this Agreement, nor the consummation of any of the Contemplated Transactions, would, either alone or in combination with another event, result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) No Company has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(m) No Company has incurred any tax under Code Section 4980H that remains unpaid.

(n) No Benefit Plan is a nonqualified deferred compensation plan subject to Code Section 409A.

(o) All Benefit Plans maintained or sponsored by WB Holdings for employees in Canada have been established, administered and maintained in accordance with their terms and all applicable Canadian Laws. All required Canada Pension Plan and employment insurance contributions have been timely remitted to the applicable Governmental Authorities. No Company has any unfunded liability with respect to any Canadian registered pension plan.

Section 3.19 Employee Relations.

(a) Each Company has been, and currently is in compliance in all material respects with all Laws relating to labor and employment matters, including all Laws relating to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, reimbursement of employee expenses, termination of employment, employment policies or practices, immigration, work authorization, terms and conditions of employment, child labor, labor or leaves of absence, employee relations, classification of contractors, classification of employees as exempt under the Fair Labor Standards Act of 1938 (the “FLSA”) and any similar applicable state, local, federal and Canadian Laws, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health (including regulations and guidance promulgated by applicable healthcare and regulatory authorities related to COVID-19). No Company has any material liability for (i) any due and owing compensation to any current or former employees, independent contractors, advisors or principals of a Company under applicable law or contract and/or (ii) any fines, interest, or other penalties for any failure to pay or delinquency in paying such compensation. Currently and in the last four (4) years, all current and former employees and interns of the Companies classified as exempt under the FLSA and state and local wage and hour laws, have been and are properly classified. Currently and in the last four (4) years, all individuals who have been classified by the Companies as independent contractors have been and are properly classified as independent contractors under all applicable Law. The Companies have a complete and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each of its current U.S. employees. Companies have complied in all material respects with all applicable employment requirements in its Contracts with federal, state and local Governmental Authorities and applicable prevailing wage Laws. Except as set forth in Section 3.19(a) of the Disclosure Schedules: (i) there are no, and there have been no, grievances, complaints, claims, investigations, audits, or charges with respect to employment or labor matters (including allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or, to the Knowledge of Sellers, threatened against a Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (ii) none of the employment policies and practices of the Companies is currently being audited or, to the Knowledge of Sellers, investigated or is subject to imminent audit or investigation by any Governmental Authority; (iii) the Companies are not, and have not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (iv) the Companies are in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (v) except to the extent applicable with respect to employees covered by the collective bargaining agreements listed in Section 3.19(c) of the Disclosure Schedules or as set forth in an employment agreement listed in Section 3.19(c) of the Disclosure Schedules, the Employees are at-will and no Employee is subject to any Contract, expressed or implied, written or oral, with a Company.

(b) Section 3.19(b)(i) of the Disclosure Schedules sets forth a complete and accurate list, current as of the Closing Date, including the names, job titles, exempt/non-exempt classification, date of hire, business location (city, state), weekly or hourly wage rates, accrued vacation, and status (i.e., active or inactive, and if inactive, anticipated return date) of all employees of the Companies (the “Employees”). Section 3.19(b)(ii) of the Disclosure Schedules contains a complete and accurate list of all individuals retained by the Companies as independent contractors, consultants, or leased employees, showing for each such person services provided, retaining Company, location (city/town and province/state), employing entity or self-employed status, full-or part-time status, fee or compensation arrangements, and notice required to terminate the relationship.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedules, there is no collective bargaining or other labor union agreement or Contract to which a Company is a party, by which it is bound or pursuant to which a Company has a duty to bargain. Except as set forth in Section 3.19(c) of the Disclosure Schedules, there is not, and there has not been any pending or, to the Knowledge of Sellers, threatened (i) strike, slowdown, picketing or work stoppage affecting a Company, (ii) charge, grievance proceeding or other claim filed against a Company alleging a violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed against a Company with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority in the applicable jurisdictions, (iii) union organizing activity affecting a Company or (iv) application for certification of a collective bargaining agent with respect to employees of a Company. There are no work rules or practices agreed to with any union, except as specifically stated in the collective bargaining agreements listed in Section 3.19(c) of the Disclosure Schedules, that are binding on a Company with respect to any of the operations of a Company, or with respect to any Employee. No Company has engaged in any unfair labor practice.

(d) No Company has experienced a “plant closing,” “business closing” or “mass layoff” as defined in the WARN Act, the Employment Standards Act (British Columbia) or any similar state, local, federal or Canadian Law or regulation affecting any site of employment of the Companies, or any other notice triggering event under such similar Law, and, during the 90-day period preceding the date of this Agreement, no Employee has suffered an “employment loss,” with respect to a Company as defined in the WARN Act. Section 3.19(d) of the Disclosure Schedules sets forth for each Employee who has suffered such an “employment loss” during the 90- day period preceding the date of this Agreement: (i) the name, (ii) date of hire, (iii) work location, and (iv) regularly scheduled hours prior to the “employment loss” and (v) the reason for the “employment loss.”

(e) WB Holdings is registered with WorkSafeBC, the British Columbia Workers’ Compensation Board, and is in good standing. WB Holdings has timely paid all assessments due to WorkSafeBC and has no outstanding or, to the Knowledge of Sellers, threatened assessments, Orders or Proceedings from WorkSafeBC.

(f) Except as set forth in Section 3.19(f) of the Disclosure Schedules, to Seller’s Knowledge, no current or former employee, independent contractor, consultant, advisor, founder, director or officers of any Company is in any material respect in violation of any term of any noncompete agreement, nondisclosure agreement, common law nondisclosure obligation, non-solicitation agreement, restrictive covenant, confidentiality agreement, employment agreement, consulting agreement, or similar obligation (i) owed to a Company or (ii) owed to any third party with respect to the person’s right to be employed or engaged by a Company.

Section 3.20 Brokers. Except as set forth on Section 3.20 of the Disclosure Schedules, no Company has engaged any broker, finder or investment banker in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions, and no Person is or shall be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Companies in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions.

Section 3.21 Bank Accounts; Powers of Attorney. A list of (a) all bank accounts of the Companies are set forth in Section 3.21(a) of the Disclosure Schedules along with the names of all authorized signatories thereon and (b) the names of all Persons holding general or special powers of attorney from a Company and a summary of the terms thereof is set forth in Section 3.21(b) of the Disclosure Schedules.

Section 3.22 Product Liability; Product Warranties. There are no, and there have not been any, pending, existing or, to the Knowledge of Sellers, threatened, (a) product liability or material warranty claim against a Company alleging that any product designed, developed or manufactured by a Company is defective or fails to meet any express product or service warranties or guaranties or (b) any claim against a Company alleging injury to individuals or property as a result of the ownership, possession or use of any products designed, developed or manufactured by a Company or with respect to any services rendered by a Company. There is no, and there has been no, product recall or withdrawal or written or, to the Knowledge of Sellers, oral request for product recall or withdrawal by any Governmental Authority, by any customer of a Company or by any other Person, in each case with respect to any product designed, developed or manufactured by a Company. Each product designed, developed, manufactured by a Company is, and has been, as of the date of sale of such product, in compliance with all express warranties offered by the Companies for such product at the time. The products designed, developed or manufactured by the Companies are not, and have not been, subject to material Liability or obligation for replacement or repair thereof.

Section 3.23 Material Suppliers. Section 3.23 of the Disclosure Schedules sets forth the only material supplier of the Business (collectively, the “Material Suppliers”). No Material Supplier has canceled, terminated or otherwise materially reduced (on a year-over-year basis) its relationship with a Company, and no Material Supplier has provided notice to a Company of any intention to do so. There are no pending or, to the Knowledge of Sellers, threatened disputes with or by any Material Supplier.

Section 3.24 Receivables; Payables; Inventories.

(a) Neither Company has any outstanding accounts receivable and does not expect to receive payment from any third party for any reason following the Closing.

(b) All accounts payable of the Companies (i) are reflected properly on the Liabilities Schedule, (ii) are bona fide payables representing amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business for goods or services received, (iii) are legal, valid and binding obligations of the Companies and (iv) are payable in full (net of any reserves to the extent reflected on the Financial Statements consistent with GAAP) in accordance with their terms and are not subject to any counterclaim or set-off and are not past due or delinquent. Since the Lookback Date, each Company has paid its accounts payable in the ordinary course of business and in a manner that is consistent with its past practices. No account is payable to Sellers or their Affiliates. There is no dispute pending or, to Sellers’ Knowledge, threatened between a Company and any payee with respect to any account payable.

(c) The inventories of the Companies consist of a quality and quantity useable and saleable in the ordinary course of business, and current levels of inventories are reasonable in the present circumstances of the business of the Companies, as currently conducted or as proposed to be conducted, except for obsolete items and items of below standard quality, to the extent written off or down to net realizable value on the Financial Statements. Each item of finished-goods inventory has been produced pursuant to customer purchase orders or other contractual terms.

Section 3.25 Anti-Corruption.

(a) None of the Companies or any manager, officer, agent, employee, Affiliate or other Person acting on behalf of a Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is understood with respect to such Anti-Corruption Laws) or any foreign political party or official thereof or any candidate for foreign political office or agent thereof, in contravention of any Anti-Corruption Laws.

(b) No Company (i) has any pending voluntary self-disclosures with respect to applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, including the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Export Control Laws”), (ii) has received written notice from any Governmental Authority that the Company is under criminal or civil investigation concerning any of the Export Control Laws. Each Company has at all times acted without violation and in compliance with the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce, any sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and applicable Canadian export control and sanctions Laws, including but not limited to the Export and Import Permits Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), and regulations administered by Global Affairs Canada, in each case as amended from time to time.

(c) No Company has received any written notice from any Governmental Authority of non-compliance with any of the Export Control Laws or Anti-Corruption Laws which could subject the Company to civil or criminal fines, penalties or other measures.

Section 3.26 Business Records; Records.

(a) The books of account and other financial and accounting records of the Companies have been created and maintained in accordance with legal requirements. Such books and records are, in all material respects, accurate and complete and do not misrepresent any material facts.

(b) Sellers has made available to Buyer true and complete copies of all equity ownership transfer records of each Company and all minutes of meetings of the directors and shareholders (including any committees thereof) of each Company, and such minutes accurately reflect all decisions made and actions that were taken by the managers, such committees and the members of each Company with respect to such Company.

Section 3.27 Regulatory Status. No Company is subject to the jurisdiction of (a) the Federal Energy Regulatory Commission pursuant to the Natural Gas Act of 1938, as amended, and the regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and the regulations promulgated thereunder, or the Interstate Commerce Act and the regulations promulgated thereunder, or (b) any state or local Governmental Authority as a “public utility,” “public service company,” or similar designation, or otherwise respecting rates, access to facilities, or the siting, construction, or abandonment of facilities. No Company has any tariffs or rates on file with any Governmental Authority.

Section 3.28 Imbalances. There are no oil, gas, or Hydrocarbon imbalances (gathering, processing, transportation, storage, or otherwise) that in the aggregate, would require a payment or transfer of oil, gas, or Hydrocarbons by a Company to any Person.

Section 3.29 Full Disclosure. None of the representations and warranties and the schedules referred to herein contains any knowingly untrue statement of a fact or omits to state a known fact necessary to make the statements contained herein and therein not misleading.

ARTICLE IV- REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Sellers hereby represent and warrant, jointly and severally, to Buyer, as of the Closing Date, as follows:

Section 4.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

Section 4.2 Power and Authority; Capacity. Each Seller has full power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by such Seller in connection with the Contemplated Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller and the consummation by each Seller of the Contemplated Transactions have been duly and validly approved. No other approvals or actions are necessary on the part of each Seller to authorize the execution, delivery or performance of this Agreement or any of the other Transaction Documents by each Seller and the consummation by each Seller of the Contemplated Transactions.

Section 4.3 Enforceability. This Agreement has been duly authorized, executed and delivered by each Seller and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. The other Transaction Documents to which Seller is a party, when executed and delivered, shall have been duly authorized, executed and delivered by each Seller and (assuming due authorization, execution and delivery by the other parties thereto) shall constitute legal, valid and binding obligations of each Seller, enforceable in accordance with their terms.

Section 4.4 Consents; Non-contravention.

(a) Except as set forth in Section 4.4(a) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of any of the Contemplated Transactions, shall: (i) violate any provision of the Governing Documents of such Seller, (ii) violate any Law or Order to which a Seller is subject or by which a Seller is otherwise bound; or (iii) conflict with, result in a breach of or constitute a default under any Contract to which a Seller is a party, subject or by which a Seller is otherwise bound, in each case that would reasonably be expected to prevent, impair or delay the consummation of the Contemplated Transactions or the ability of a Seller to perform its obligations under this Agreement.

(b) Except as set forth in Section 4.4(b) of the Disclosure Schedules, no Seller is required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions.

(c) Any filing or notification required under the Investment Canada Act (Canada) in connection with the Contemplated Transactions has been made or will be made by the applicable Seller prior to the Closing, and any approval required thereunder has been obtained or will be obtained prior to the Closing.

Section 4.5 Purchased Equity. The Purchased Equity has been duly authorized, validly issued, are fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person or any Contract or Law by which a Seller or a Company, at the time of issuance, was bound. Each Seller is the owner of record of the number and class of Equity Interest in the Companies set forth opposite to its or his name in Section 3.3(a) of the Disclosure Schedules, free and clear of all Liens, other than any Permitted Liens referred to in clause (d) of the definition of “Permitted Liens”. Such Equity Interests in the capital of the Companies constitute all of such Seller’s Equity Interest of the Purchased Equity or other Equity Interest in the Companies.

Section 4.6 Accredited Investors. Each Seller and each Beneficial Owner of such Seller, as applicable, is an “accredited investor” as defined in Regulation D of the Securities Act.

Section 4.7 Proceedings. There is no Proceeding pending, threatened in writing or, to the Knowledge of Sellers, threatened orally by or against a Seller or to which a Seller is a party that would reasonably be expected to prevent, impair or delay the consummation of the Contemplated Transactions or the ability of a Seller to perform its obligations under this Agreement or any other Transaction Document.

Section 4.8 Brokers. No Seller has engaged any broker, finder or investment banker in connection with this Agreement, any of the Transaction Documents or any of the Contemplated Transactions, and no Person is or shall be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from a Seller in connection with this Agreement, any of the Transaction Documents or any of the Contemplated Transactions.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the Closing Date, as follows:

Section 5.1 Organization. Buyer is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full power and authority to own all of its properties and assets and to carry on its business as conducted as of the date of this Agreement.

Section 5.2 Power and Authority. Buyer has full power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by Buyer in connection with the Contemplated Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly and validly approved by the Board of Directors of Buyer. Subject to Article VIII and applicable Nasdaq or SEC rules and regulations, no other approvals or actions are necessary on the part of Buyer to authorize the execution, delivery or performance of this Agreement or any of the other Transaction Documents by Buyer and the consummation by Buyer of the Contemplated Transactions.

Section 5.3 Enforceability. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming due authorization, execution and delivery by each Seller) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The other Transaction Documents to which Buyer is a party, when executed and delivered, shall have been duly authorized, executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties thereto) shall constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

Section 5.4 Non-contravention. Subject to Article VIII and applicable Nasdaq or SEC rules and regulations, neither the execution, delivery or performance of this Agreement or of any of the other Transaction Documents, nor the consummation of any of the Contemplated Transactions shall: (i) violate any provision of the Governing Documents of Buyer; (ii) violate any Law or Order to which Buyer is subject or by which it is otherwise bound; or (iii) conflict with, result in a breach of or constitute a default under any Contract to which Buyer is a party, subject or by which it is otherwise bound, in each case that would reasonably be expected to, individually or in the aggregate, materially prevent, impair or delay Buyer’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 5.5 Brokers. Buyer has not engaged any broker, finder or investment banker in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions, and no Person is or shall be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from Buyer in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions.

ARTICLE VI - COVENANTS

Section 6.1 Further Assurances. At any time and from time to time after the Closing, Buyer and Sellers shall execute and deliver all such documents, instruments, agreements, assignments and assurances and take and do all such other actions and things as may be reasonably requested by another Party in order to transfer, vest, perfect and confirm any and all right, title, ownership and interest in, to and under the Purchased Equity and otherwise to carry out the Contemplated Transactions.

Section 6.2 Publicity. No party shall, and each party shall cause its respective Affiliates not to, without the prior written consent of Buyer, make any public statement or press release or any other public announcement with respect to this Agreement or the Contemplated Transactions, except to the extent that disclosure is required by Law or to comply with the obligations set forth in this Agreement.

Section 6.3 Seller Release. Each Seller, on its own behalf, and on behalf of its beneficiaries and its Affiliates, and their respective directors, officers, shareholders, members, managers, partners, employees, agents, attorneys, Representatives, successors, beneficiaries, trustees, heirs, descendants and assigns (collectively, the “Seller Releasing Parties”), hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, Buyer, the Companies and each of their respective Affiliates, and each of their respective successors and assigns, and their present and former directors, officers, shareholders, members, partners, employees, agents, attorneys, Representatives, successors, beneficiaries, heirs, descendants and assigns (collectively, the “Seller Released Parties”) from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable (collectively, the “Claims,” and each individually, a “Claim”), which any of the Seller Releasing Parties or anyone claiming through or under any of the Seller Releasing Parties ever had or now has, or may hereafter have or acquire, but only to the extent arising from facts or circumstances taking place prior to the Closing Date, against any of the Seller Released Parties for or by reason of any matter, cause or thing whatsoever, including any matter, cause or thing arising out of, or relating to a Company, the Purchased Equity, or the assets, liabilities, operation or ownership of the Companies; provided, however, that the foregoing shall not apply to any Claim arising under, related to or resulting from: (a) this Agreement or any of the Transaction Documents; (b) Claims against any Company for indemnification, exculpation or advancement of expenses of Seller Releasing Parties under any Company’s Governing Documents arising out of claims brought against any Seller in a personal capacity by third parties for actions of such Seller taken prior to the Closing (except to the extent that such Seller is obligated to indemnify Buyer with respect to such claim hereunder); (c) any rights of any Seller who is an individual as an insured party under any directors and officers or employment practices liability insurance (or similar policy) in force with respect to a Company prior to the Closing; (d) any obligations of a Company to any Seller who is an individual for salary or benefits with respect to such Seller’s employment prior to the date of this Agreement to the extent arising in the ordinary course of business and such agreement or arrangement was disclosed to Buyer prior to Closing; (e) any Claims related to the fraud, gross negligence, or intentional misconduct of the Seller Released Parties; and (f) any Claims that cannot be released as a matter of Law. Notwithstanding the foregoing or anything else herein to the contrary, in no event shall a Company or any of the other Seller Released Parties have any Liability whatsoever to a Seller or any other Seller Releasing Parties for any breaches (or matters causing or constituting breaches) of the representations and warranties, agreements or covenants of a Seller hereunder, and, in any event, no Seller may seek contribution or indemnification from a Company or any of the other Seller Released Parties in respect of any payments required to be made by a Seller pursuant to this Agreement.

Section 6.4 Confidentiality. From and after the Closing Date, each Seller shall, and shall cause its Affiliates and, as applicable, their respective Representatives to keep confidential and not disclose or use any Confidential Information, other than to Buyer or its Affiliates or Representatives. Notwithstanding the foregoing, if a Seller or any of its Affiliates or, as applicable, any of their respective Representatives (each, the “Disclosing Party”) is requested or required by Law to disclose any Confidential Information, such Seller shall (and if such Seller is not the Disclosing Party, such Seller shall cause the Disclosing Party to) provide Buyer with notice of such request or requirement as promptly as practicable (unless prohibited by Law) so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the foregoing provisions of this Section 6.4. Each Seller shall (and such Seller is not the Disclosing Party, such Seller shall cause the Disclosing Party to) cooperate reasonably with Buyer, at Buyer’s sole cost and expense, in connection with Buyer’s efforts to seek such an order or remedy. If Buyer does not obtain such an order or other remedy, or if Buyer waives compliance with the provisions of this Section 6.4, each Seller shall (and if such Seller is not the Disclosing Party, such Seller shall cause the Disclosing Party to) furnish only that portion of the applicable Confidential Information that is legally required. Effective upon the Closing, the obligations of Buyer and its Affiliates under the Confidentiality Agreement shall terminate and the obligations of Sellers with respect to the confidentiality of the Confidential Information shall be governed by this Section 6.4. Nothing herein shall limit the ability of a Seller to use or disclose any Confidential Information to the extent (but only to the extent) Seller reasonably determines is reasonably necessary in connection with any litigation or other disputes with Buyer with respect to this Agreement or any of the Contemplated Transactions; provided that each Seller shall use reasonable efforts to have the confidentiality of such information maintained.

Section 6.5 Treatment of Restrictive Covenants The parties hereto intend that the conditions set forth in section 56.4(7) of the Canadian Tax Act have been satisfied such that section 56.4(5) of the Canadian Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Canadian Tax Act) granted by John Chambers under this Agreement with respect to the business of the Companies (collectively, the “Restrictive Covenants”). Accordingly, the parties hereto acknowledge and agree that:

(i) no proceeds shall be received or receivable by Seller for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Canadian Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Equity.

Section 6.6 Investment Canada Act. Buyer and Sellers shall cooperate in preparing and filing any notification or other filing required under the Investment Canada Act (Canada) in connection with the Contemplated Transactions and shall use commercially reasonable efforts to obtain any approval required thereunder prior to the Closing.

ARTICLE VII- TAX MATTERS

Section 7.1 Preparation and Filing of Tax Returns. Sellers’ Representative shall prepare or cause to be prepared all Income Tax Returns for the Company for all Pre-Closing Tax Periods (each, a “Seller Return”) on a basis consistent with the past practices of each Company unless otherwise required by Law, and Seller shall file or cause to be filed all such Seller Returns. No later than 45 days prior to the due date (taking into account applicable extensions) for the filing of a Seller Return that is required to be filed after the Closing Date (taking into account applicable extensions), Sellers’ Representative shall provide copies of each Seller Return to Buyer for Buyer’s review and comment, and Sellers’ Representative shall incorporate any reasonable comments made by Buyer. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Companies for all periods ending prior to, on or including the Closing Date, the due date of which (including extensions) is after the Closing Date but only if not filed on or prior to the Closing. At least 30 days prior to the date on which each such Tax Return is to be filed (or if such 30 day period is not practicable based on the type of Tax Return at issue, at such time prior to the due date of such Tax Return as is practicable), Buyer shall submit such Tax Return to Sellers’ Representative for Sellers’ Representative’s review and comment. For purposes of this Section 7.1, in the case of Taxes imposed on a periodic basis and payable for a Straddle Period, the portion of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (a) in the case of Taxes other than Taxes based upon or related to income, sales, payroll or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any Tax based upon or related to income, sales, payroll or receipts, be deemed to be the amount that would be payable if the Straddle Period ended on, and included, the Closing Date. In conjunction with the filing of any such Tax Return, Sellers shall pay or remit to Buyer (or the Company) their share of any unpaid Taxes attributable to a Pre-Closing Tax Period as determined under this Agreement.

Section 7.2 Transfer Taxes. Any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax or other similar Tax imposed on the Company or Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes, shall be borne by Sellers. Sellers shall cooperate with Buyer in the filing of any returns or other documentation with respect to the Transfer Taxes, including by promptly supplying any information in Sellers’ possession that is reasonably necessary to complete such returns.

Section 7.3 Audits of Tax Returns. Buyer shall notify Sellers’ Representative in writing promptly upon becoming aware of any Tax Contest (and no later than 30 days after receiving notice thereof) regarding any Tax Return that relates solely to a Pre-Closing Tax Period (a “Pre-Closing Tax Contest”) and if Sellers receive such a notice or become aware of any such Tax Contest, Sellers’ Representative shall promptly notify Buyer in writing. Buyer shall control (at Sellers’ sole cost and expense), the conduct and resolution of any Pre-Closing Tax Contest; provided that (i) Buyer shall permit Sellers’ Representative to review in advance and comment upon all submissions made in the course of any Pre-Closing Tax Contest (including any administrative appeals thereof), (ii) Buyer shall keep Sellers’ Representative reasonably notified and informed regarding the progress of such Pre-Closing Tax Contest, (iii) Sellers’ Representative shall have the right to participate, at Sellers’ sole cost and expense, in such Pre-Closing Tax Contest and (iv) Buyer shall not settle any Pre-Closing Tax Contest without the consent of Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed). Buyer shall control any other Tax Contest that is not described in this Section 7.3.

Section 7.4 Reserved.

Section 7.5 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After Closing, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.6 Tax Allocation. For applicable Tax purposes, the Total Consideration shall be allocated among the assets of the Company in accordance with Section 1060 of the Code (the “Allocation”). Following the Closing, Buyer shall prepare and provide to Sellers’ Representative a proposed Allocation prepared pursuant to this Section 7.6 for Seller Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sellers’ Representative and Buyer shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days. In case of any adjustment to the Total Consideration, the Allocation shall be amended in a manner consistent with the principles of this Section 7.6. Buyer and the Sellers agree to file all Tax Returns in accordance with the Allocation, as finally determined, and not to take any position that is inconsistent with the Allocation, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, that nothing herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any litigation or administrative process challenging, any determination made by any Governmental Authority based upon or arising out of the Allocation. To the extent the acquisition of the shares of WB Holdings is subject to Canadian Tax, Buyer and Sellers shall work in good faith to agree on an allocation of the Total Consideration attributable to WB Holdings for Canadian income Tax purposes in accordance with the Canadian Tax Act. If Buyer and Sellers’ Representative are unable to agree on such allocation within thirty (30) days after either party delivers written notice of such disagreement to the other, Buyer and Sellers’ Representative shall appoint a mutually agreed independent accounting firm to resolve the disagreement. The determination of such accounting firm shall be final and binding on Buyer and Sellers, and the fees and expenses of such accounting firm shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. Buyer and each Seller shall file its applicable Canadian Tax Returns consistently with such allocation and shall not take any position inconsistent with such allocation unless required by Law. Any British Columbia provincial transfer taxes, including any Property Transfer Tax, arising from the Contemplated Transactions shall constitute Transfer Taxes and shall be borne by Sellers in accordance with Section 7.2. Any decrease to the Total Consideration pursuant to Section 9.4 shall be treated as an adjustment to the Total Consideration for tax purposes.

Section 7.7 Additional Cooperation on Tax Matters. From and after the Closing, Buyer, the Companies and Sellers shall cooperate in good faith, as and to the extent reasonably requested by any other Parties (and at the requesting Party’s sole cost and expense), in connection with the preparation and filing of any Tax Return and any audit, litigation or other Proceeding with respect to Taxes, including to the extent such cooperation is reasonably related to the preparation of Tax Returns pursuant to Section 7.1. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding or any tax planning, as well as making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE VIII – SECURITIES MATTERS

Section 8.1 Stockholder Approval Solicitation. Subject to applicable law and the fiduciary duties of the Board of Directors of Buyer, Buyer shall use commercially reasonable efforts to submit to its stockholders, after the Closing, a proposal to approve the issuance of any Buyer Common Stock upon conversion of the Buyer Preferred Stock for purposes of Nasdaq Listing Rule 5635 (the “Stockholder Approval Proposal”) and such approval (the “Stockholder Approval”) as soon as reasonably practicable after the Closing. Notwithstanding the foregoing and subject to Section 8.2 below, (i) Stockholder Approval shall not be a condition to the Closing, (ii) no share of Buyer Preferred Stock shall be convertible into Common Stock unless and until the Stockholder Approval has been obtained, subject only to the terms of the Lock-Up Agreements and Section 11 of the Certificate of Designation, (iii) failure to seek or obtain the Stockholder Approval by any date or at all shall not result in any increase in the Stated Value or any dividend, or any decrease in the Conversion Price, any redemption right, rescission right, penalty, fee, liquidated damages or other monetary or economic consequence favorable to any Seller or other holder of such Buyer Preferred Stock, and (iv) no shares of Common Stock issued or issuable upon conversion of the Buyer Preferred Stock shall be voted on the Stockholder Approval Proposal to the extent prohibited by Nasdaq Listing Rule IM-5635-2.

Section 8.2 Nasdaq Structuring; Limitations on Conversion. The Parties have structured the Buyer Preferred Stock with the intent of complying with the applicable rules of Nasdaq, including Nasdaq Listing Rule 5635 and the interpretive guidance thereunder. The structuring approach includes, among other things: (a) a limitation on conversion (as set forth in the Certificate of Designation) pursuant to which Buyer Preferred Securities shall be convertible into Common Stock, so long as the issuance of Common Stock upon such conversion, together with the exercise of any Warrants, does not exceed 19.9% of the total outstanding Common Stock of the Buyer; (b) a fixed Conversion Price of $1.00 per share (as defined in the Certificate of Designation) which Buyer hereby represents and warrants equals or exceeds the Minimum Price of the Common Stock determined in accordance with Nasdaq Listing Rule 5635(d)(1) as of the Closing Date, as a supportive structural element intended to foreclose any argument of a price-based discount under Rule 5635(d); and (c) the absence of any “sweetener,” economic adjustment, penalty, increased dividend, increased conversion ratio or other consequence favorable to the holders of Buyer Preferred Stock triggered by, or contingent upon, the failure to obtain the Stockholder Approval. The Parties further acknowledge and agree that (x) Nasdaq Listing Rule 5635(a) contains no pricing test for acquisition issuances, (y) the issuance of the Warrants and Buyer Preferred Stock at the Closing has been structured, based on Buyer’s good-faith analysis and the advice of its Nasdaq counsel, with the intent of complying with Nasdaq Listing Rule 5635 (including Rules 5635(a)(1), 5635(a)(2), 5635(b) and 5635(d)) without pre-Closing Stockholder Approval, with the conversion limitations in the Certificate of Designation (conversion of Buyer Preferred Securities into Common Stock or exercise of Warrants prior to receipt of Stockholder Approval shall not exceed 19.9% of the total outstanding Common Stock of the Buyer) as the primary compliance architecture, and with (A) the non-voting character of the Buyer Preferred Stock (except as required by applicable law) and the absence of Board designation, consent or governance rights that would constitute or effect a change of control of Buyer within the meaning of Rule 5635(b), and (B) the Conversion Price of the Buyer Preferred Stock equaling or exceeding the Minimum Price under Rule 5635(d)(1)(A), each serving as additional backstop structural elements in the event of any contrary interpretation, and (z) accordingly, based on the foregoing structural analysis, Stockholder Approval is not intended to be a condition to Closing, and Stockholder Approval shall be sought only after the Closing and solely to permit conversion of Buyer Preferred Stock into Common Stock. The Parties acknowledge that Nasdaq Listing Rule 5635 is subject to facts-and-circumstances analysis, and nothing in this Section 8.2 shall be construed as a concession that Nasdaq could not, under such analysis, take a different view. “Stockholder Approval” has the meaning set forth in the Certificate of Designation.

Section 8.3 Stock Terms; Nasdaq Matters. Each Seller acknowledges, understands and agrees that: (a) the Buyer Preferred Stock, when issued, shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Designation to be filed by Buyer with the Secretary of State of the State of Delaware prior to the Closing pursuant to 8 Del. C. § 151(g); (b) the Buyer Preferred Stock shall be convertible into Common Stock only upon and after receipt of the Stockholder Approval in accordance with Nasdaq Listing Rule 5635; (c) No Buyer Preferred Stock shall have any voting rights (except as required by the DGCL), redemption rights, sinking fund, mandatory conversion rights, or any price-based anti-dilution protection; (d) no shares of Common Stock may be issued or deemed issued or issuable upon conversion of the Buyer Preferred Stock in excess of 19.9% of the total outstanding Common Stock until Stockholder Approval is obtained, consistent with Nasdaq Listing Rule IM-5635-2; (e) no term of the Buyer Preferred Stock, Certificate of Designation, this Agreement or any other document to be executed or delivered in connection with the Contemplated Transaction provides for any increase in the Stated Value, decrease in the Conversion Price, accrual of dividends or interest, accrual of a redemption right, payment of a penalty or fee, or any other consequence favorable to the Sellers triggered by, or contingent upon, the failure to obtain the Stockholder Approval by any particular date or at all; and (f) the Buyer Preferred Stock is not a “Future Priced Security” within the meaning of Nasdaq Listing Rule IM-5635-4, and no term of the Buyer Preferred Stock operates as a variable-conversion or reset-conversion mechanism.

ARTICLE IX– INDEMNIFICATION

Section 9.1 Survival. All representations and warranties of the Parties contained in Article III, Article IV and Article V shall survive the Closing for two years thereafter and shall terminate and cease to be of further force and effect on the date that is two years after the Closing Date, except that: (a) Fundamental Representations shall survive the Closing indefinitely and (b) the Regulatory Representations shall survive the Closing until 60 days after the expiration of the applicable statute of limitations or period for assessment or reassessment (taking into account any waiver, mitigation, tolling or extension thereto). The covenants and agreements of the Parties contained in this Agreement which by their terms contemplate performance after the Closing shall survive the Closing for the applicable period contemplated by their respective terms.

Section 9.2 Indemnification.

(a) By Sellers in Favor of Buyer. From and after the Closing, Sellers, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, including the Companies after the Closing, and their respective officers, directors, managers, employees, agents, shareholders, partners, equityholders, members, successors and assigns (collectively, the “Buyer Indemnitees”) from all Losses actually incurred by any Buyer Indemnitees arising out of or caused by:

(i) any inaccuracy or breach of any representation or warranty contained in Article III or Article IV;

(ii) a breach of any agreement or covenant made by Sellers in this Agreement;

(iii) Except for property tax payments detailed on the Liabilities Schedule, (A) any Taxes (or the non-payment thereof) of a Company for any Pre-Closing Tax Period (including, for clarity, any portion of any Straddle Period ending on the Closing Date), or (B) any Tax of any Seller, or (C) any Tax of or other Person imposed on a Company pursuant to a Contract entered into prior to the Closing, as a transferee or successor or otherwise under applicable law as the result of being a member of a consolidated, combined or unified group prior to the Closing (the Taxes referred to in the immediately preceding clauses (A), (B) and (C), the “Indemnified Taxes”);

(iv) Except for any indebtedness set forth on the Liabilities Schedule, any (A) Closing Date Indebtedness not paid on or before the Closing or (B) any Closing Date Transaction Expenses as of the Closing not paid on or before the Closing;

(b) By Buyer in Favor of Sellers. From and after the Closing, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates, and their respective officers, directors, managers, employees, agents, shareholders, partners, stockholders, members, successors and assigns (collectively, the “Seller Indemnitees”) from all Losses actually incurred by any Seller Indemnitees arising out of or caused by:

(i) any inaccuracy or breach of any representation or warranty contained in Article V; or

(ii) a breach of any agreement or covenant made by Buyer contained in this Agreement.

Section 9.3 Limitations on Indemnification. The indemnification provided for in Section 9.2(a) and (b) shall be subject to the following limitations:

(a) Subject to Section 9.3(d) below, Sellers shall have no obligations under 9.2(a)(i) unless and until the Losses incurred by the Buyer Indemnitees in connection with such matters exceeds $25,000 (the “Basket”), in which case Sellers, as applicable, shall be liable for all Losses with respect to such matters, from the first dollar.

(b) Subject to Section 9.3(d) below, Buyer shall have no obligations under 9.2(b)(i) unless and until the Losses incurred by Seller Indemnitees in connection with such matters exceeds the Basket, in which case Buyer shall be liable for all Losses with respect to such matters from the first dollar.

(c) The aggregate amount of all Losses for which any party shall be liable shall not exceed $11,000,000.00 (the “Cap”); provided that the foregoing limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or fraud.

(d) Notwithstanding anything to the contrary contained herein, the amount of any Losses for which indemnification is provided under this Article VIII shall be net of any insurance proceeds or other third-party recoveries actually recovered by the Indemnified Party with respect to such matter (net of any direct, out-of-pocket expenses reasonably incurred by such Indemnified Party in collecting such amount, any applicable deductibles, retentions or similar costs or payments or increased premiums (to the extent such expenses are not reimbursed by the insurer under such policy of insurance)). In the event that any insurance proceeds or other third-party recoveries are actually received by the Indemnified Party after payment of an indemnity claim by an Indemnifying Party hereunder, the Indemnified Party shall promptly pay the amount of such proceeds or other recoveries (net of any direct, out-of-pocket expenses reasonably incurred by such the Indemnified Party in collecting such amount, any applicable deductibles, retentions or similar costs or payments or increased premiums (to the extent such expenses are not reimbursed by the insurer under such policy of insurance)) to the Indemnifying Party to the extent of the Indemnifying Party’s prior payment.

Section 9.4 Manner and Order of Recovery. Any amount to which Buyer Indemnitees become entitled by reason of the provisions of Article VII or Section 9.2(a) shall be satisfied (subject to the applicable limitations set forth in Section 9.3) directly from Sellers. provided, however, that Buyer may, in its sole discretion, set off any amounts owed from Sellers pursuant to this Article VIII against any amounts owed to Sellers pursuant to this Agreement, including via forfeiture of any Stock Consideration. In the event of forfeiture of Stock Consideration pursuant to any indemnity claim: (a) the number of shares of Preferred Stock to be forfeit shall be calculated based on the Stated Value of such Buyer Preferred Stock as set forth in the Certificate of Designation; and (b) the number of shares of Buyer Common Stock to be forfeit shall be determined based on the lesser of the value of such Buyer Common Stock as of: (i) the Closing Date, or (ii) the date of the claim for indemnity pursuant to this Agreement. Notwithstanding the immediately preceding sentence, 110,000 shares of Buyer Preferred Stock shall not be subject to forfeiture for any reason, provided that such shares shall remain subject to all other limitations of this Agreement, the Certificate of Designation, the Lock-Up Agreement, and such other documents to be delivered in connection with the transactions contemplated hereby and thereby.

Section 9.5 Procedures Relating to Indemnification.

(a) Whenever any claim shall arise for indemnification hereunder, the Party which is, or whose indemnitees are, entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the Party against which such claim for indemnification may be made (the “Indemnifying Party”), but the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party is actually prejudiced by the failure or delay in giving such written notice. Such written notice by the Indemnified Party shall describe any Third-Party Claim subject to indemnification hereunder in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after receipt of such written notice to elect to assume at its sole cost and expense the defense of any claim giving rise to indemnity hereunder, subject to the limitations set forth in Section 9.3, by a Person who is not a party to this Agreement (a “Third Party Claim”) with counsel of the Indemnifying Party’s own choice, and the Parties agree to cooperate fully with each other in connection with the defense or settlement thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume control of the defense of the Third Party Claim if: (i) such Third Party Claim seeks equitable relief against the Indemnified Party as a primary form of relief; (ii) such Third Party Claim involves criminal liability; (iii) such Third Party Claim is by a current material customer or material supplier of a Company, Buyer or their respective Affiliates; (iv) such Third Party Claim concerns Indemnified Taxes; or (v) in the reasonable view of the Indemnified Party, such Third Party Claim is expected to establish a precedential custom or practice materially adverse to the continuing business interests or reputation of the Indemnified Party. If the Indemnifying Party elects to assume control of the defense of the Third Party Claim, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such assumption. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided that the Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party if the Indemnified Party shall have reasonably concluded that a conflict of interests exists between the Indemnified Party and the Indemnifying Party which makes representation of both Parties inappropriate under applicable standards of professional conduct. If the Indemnifying Party does not assume control of the defense of any Third Party Claim, the Indemnified Party may, but shall not be obligated to, defend against such Third Party Claim in such manner as it may deem appropriate, including settling such claim, after giving written notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense or settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting from such Third Party Claim. If, having elected to assume control of the defense of a Third Party Claim, the Indemnifying Party thereafter fails to conduct the negotiation, settlement or defense of the Third Party Claim with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(b) If the Indemnifying Party is conducting the defense of a Third Party Claim, it shall have the right to settle and compromise any Third Party Claim only upon prior written notice to the Indemnified Party and so long as such settlement or compromise (i) expressly and unconditionally releases the Indemnified Party and its indemnitees from all liabilities and obligations with respect to such Third Party Claim and (ii) shall not impose any injunctive or other equitable relief against the Indemnified Party or any of its indemnitees.

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s rights or defenses are actually prejudiced by reason of such failure. Such written notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably determinable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such written notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) The Indemnifying Party shall pay to the Indemnified Party by wire transfer of immediately available funds the amount to which the Indemnified Party may become entitled by reason of the provisions of this Article VIII within 5 Business Days after such amount is finally determined by mutual agreement of Buyer and Sellers’ Representative, or, in the case of a Loss resulting from a Third-Party Claim, the date on which both such amount and Indemnifying Party’s or the Indemnified Party’s, as applicable, obligation to pay such amount have been determined by a final non-appealable judgment of the trial court or an administrative body having jurisdiction over such Proceeding or the date Buyer and Sellers’ Representative mutually agree on the amount. All indemnification payments paid hereunder shall constitute adjustments to the Total Consideration.

(e) Notwithstanding anything to the contrary contained herein, Tax Contests shall be governed by Section 7.3.

Section 9.6 Exclusive Remedy. Excluding claims for fraud, intentional misrepresentation or willful misconduct, or the specific performance set forth in Section 10.9, the indemnification provisions set forth in this Article VIII shall be the sole and exclusive remedy for all matters set forth in this Agreement and for all of the transactions contemplated hereby, and no Party shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort, or otherwise against any other Party arising under or in connection with this Agreement.

Section 9.7 Materiality. When calculating Losses that are subject to indemnification pursuant to this Article VIII, any materiality qualifications in a representation or warranty (e.g., use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or words of similar import) shall be disregarded; provided, however, that for all purposes of the foregoing, the word “Material” in the defined terms “Material Contracts,” “Material Customers” and “Material Suppliers” shall not be disregarded.

ARTICLE X- MISCELLANEOUS

Section 10.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in .PDF format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given 5 Business Days after being deposited in the United States mail, postage prepaid, registered, or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by nationally recognized private courier shall be deemed delivered when actually delivered. Notices given by electronic transmission shall be deemed given on the date transmitted (unless such Person transmitting by email receives a delivery failure notice, in which case notice shall not be deemed effective). All notices shall be addressed as follows:

If to any Seller or the	ChambersX Inc.
Sellers’ Representative, to:	8411 Preston Road #8411
Dallas TX 75225
Email: jc@wildboyenergy.com

With a copy (which shall	Louis Schott
not constitute notice) to:	609 Metaire Road #117
Metaire LA 70005
Email: ls@wildboyenergy.com

If to Buyer:	Olenox Industries Inc
1207 N FM 3083 RD E
Conroe, Texas 77304
Attention: Michael McLaren, Chief Executive
Officer
Email: mikem@olenox.com

With a copy (which shall	Dickinson Wright PLLC
not constitute notice) to:	350 East Las Olas Blvd., Suite 1750
Fort Lauderdale, FL 33301
Attention: Joel D. Mayersohn, Esq.
Email: jmayersohn@dwlaw.com

or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 10.1.

Section 10.2 Entire Agreement; Amendments. This Agreement, including all Exhibits, including the Disclosure Schedules, along with the other Transaction Documents, contains and is intended as a complete statement of all of the terms and the arrangements among the Parties with respect to the subject matters thereof, supersedes any previous agreements and understandings among the Parties with respect to such matters. This Agreement may not be amended except by an instrument in writing making specific reference to this Agreement signed by each of Buyer and Sellers’ Representative.

Section 10.3 Non-Waiver; Cumulative Remedies. No omission or course of dealing on the part of any of the Parties in exercising any right, power or remedy under this Agreement or under any of the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement or under any of the other Transaction Documents. Except as expressly provided for herein, the remedies provided for in this Agreement are cumulative and in addition to any other rights, powers, or privileges held under this Agreement, any of the other Transaction Documents, or by operation of law, by contract or otherwise.

Section 10.4 Assignment; No Third-Party Beneficiaries. No Seller may assign, delegate or otherwise transfer either this Agreement or any of its or his rights, interests or obligations hereunder without the prior written consent of Buyer, except for any assignments to the persons listed on Section 10.4 of the Disclosure Schedules and provided that prior to any such assignment the assignee thereof execute such documents as may be requested by Buyer, including but not limited to a Lock-Up Agreement in substantially similar form as the Lock-Up Agreement. Buyer shall be permitted to assign any of its rights and obligations contained herein to any affiliate or successor of Buyer by way of a merger, consolidation, or sale of substantially all of the Equity Interests of Buyer without the prior consent of Sellers’ Representative; provided that Buyer shall remain liable for all of its obligations hereunder. For avoidance of doubt, any other assignment of Buyer’s rights or obligations hereunder shall require consent from Sellers. Except as provided in Article VIII or Section 10.15, this Agreement is for the sole benefit of the Parties and their respective heirs, successors and permitted assigns and nothing herein shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any rights hereunder.

Section 10.5 Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original instrument, but such counterparts, together, shall constitute a single agreement. Counterparts may be executed and delivered by electronic mail (including in .PDF format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including DocuSign) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such provision or jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed, and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

Section 10.7 Applicable Law. This Agreement and any controversy related to or arising out of or relating to this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR OTHER DISPUTE RESOLUTION PROCEEDING, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9 Specific Performance. Each Party acknowledges and agrees that the subject matter of this Agreement is unique, that the other Parties would be damaged irreparably in the event any provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and that remedies at law would not be adequate to compensate such Parties. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including to enforce the obligations of the Parties to consummate the transactions contemplated by this Agreement pursuant to this Agreement) in addition to any other remedy to which they may be entitled (without any requirement that any Party provide any bond or other security). In connection with the foregoing, each Party waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with Proceedings instituted for injunctive relief or specific performance of this Agreement.

Section 10.10 Consent to Jurisdiction. Each party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against any other party in any way arising from or relating to this Agreement and the Contemplated Transaction in any forum other than the US District Court for the Southern District of New York and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in such court. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.11 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own legal, accounting, investment banking or valuation services, and any and all other costs and expenses incurred with respect to the negotiation and execution of this Agreement and the other Transaction Documents and to the transactions contemplated hereby and thereby.

Section 10.12 Construction. This Agreement has been drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and prior drafts of this Agreement shall not be used to interpret this Agreement. The recitals are incorporated into this Agreement.

Section 10.13 Interpretive Provisions. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) words importing the singular shall also include the plural, and vice versa; (b) each reference in this Agreement to any gender includes the masculine, feminine and neuter, where appropriate; (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation but rather shall be deemed to be followed by the words “without limitation,”; (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (e) each reference in this Agreement to a particular Article, Section or Exhibit means an Article or Section of, or an Exhibit to, this Agreement, unless another agreement is specified; (f) the word “or” when used in this Agreement is disjunctive but not necessarily exclusive; (g) any accounting term not defined in this Agreement shall have the meaning ascribed to it under GAAP; and (h) all references to “$” are references to U.S. Dollars. Whenever this Agreement refers to a number of days, unless specified otherwise, such number shall refer to calendar days.

Section 10.14 Disclosure Schedules. The Disclosure Schedules shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein. The mere inclusion of information in the Disclosure Schedules as an exception to a representation, warranty or covenant shall not be, or be deemed to be, an admission to any third party concerning such information. The provision of monetary or other quantitative thresholds for disclosure in the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality with respect to indemnification hereunder. Each item disclosed in the Disclosure Schedules shall constitute an exception to the representations and warranties given in the section of this Agreement (regardless of whether the particular section expressly contemplates a disclosure in the Disclosure Schedules) that corresponds to the applicable section of the Disclosure Schedules and shall be deemed to be disclosed with respect to each other section of the Disclosure Schedules (i) that is specifically identified (by cross reference or otherwise) in the Disclosure Schedules as being qualified by such exception or (ii) with respect to which the relevance of such exception is readily apparent on the face of the disclosure of such exception. Disclosure of any allegations with respect to any alleged breach, violation, or default under any contractual or other obligation, or any law, is not an admission that such breach, violation, or default has occurred. Headings and subheadings have been inserted in the Disclosure Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of the Disclosure Schedules. The information provided in the Disclosure Schedules is being provided solely for the purpose of making disclosures to Buyer under this Agreement. In disclosing this information, Sellers do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Capitalized terms used in the Disclosure Schedules but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

Section 10.15 Sellers’ Representative.

(a) Each Seller appoints Sellers’ Representative as his, her or its representative, agent and attorney-in-fact to take all actions on his, her or its behalf in connection with this Agreement, including to give and receive notices and communications, to authorize, make and receive any payments pursuant to this Agreement or any other Transaction Document, to object to such payments, to withhold any amounts received on behalf of, or payable to, Sellers pursuant to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by Sellers or Sellers’ Representative in the performance of their duties hereunder, to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts or awards of arbitrators with respect to, any other claim against any Seller or by any such Seller against Buyer or any dispute between Buyer and any Seller, in each case, relating to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated or permitted by the terms of this Agreement or any other Transaction Document. Such agency may be changed by Sellers upon not less than ten (10) days’ prior written notice to Buyer and Sellers’ Representative. Sellers further agree that such agency and proxy are coupled with an interest, are, therefore, irrevocable without the consent of Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may resign at any time by providing written notice of intent to resign to Sellers and Buyer, which resignation shall be effective upon the earlier of (i) twenty (20) days following delivery of such written notice or (ii) the appointment of a successor by Sellers. Notwithstanding the foregoing, if the resignation or removal of Sellers’ Representative would result in there being no Sellers’ Representative immediately following such resignation or removal, then such resignation or removal shall not be effective unless and until a new Sellers’ Representative shall have been approved and such new Sellers’ Representative shall have confirmed in writing acceptance of such appointment. No bond shall be required of Sellers’ Representative.

(b) Each Seller agrees that: (i) in all matters in which action by Sellers’ Representative is required or permitted, notwithstanding any dispute or disagreement among Sellers, or between any Seller and Sellers’ Representative, Buyer shall be entitled to rely on any and all actions taken by Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, regardless of whether Buyer has knowledge of any such dispute or disagreement; (ii) notice to Sellers’ Representative delivered in a manner provided herein shall be deemed to be notice to Sellers for purposes of this Agreement; and (iii) the power and authority of Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of Seller under this Agreement shall have terminated, expired or been fully performed.

(c) Notwithstanding the foregoing, each Seller agrees, at the request of Sellers’ Representative (i) to take all actions necessary or appropriate to consummate the Contemplated Transactions (including delivery of such Seller’s Purchased Equity and acceptance of the consideration therefore) individually on such Seller’s own behalf and (ii) to deliver, individually on such Seller’s own behalf, any other documents required of such Seller pursuant to this Agreement.

(d) Neither Sellers’ Representative nor any of his representatives shall incur any liability of any kind with respect to any action or omission by Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of his duties hereunder or under any other Transaction Document, except in the event of liability arising from Sellers’ Representative’s fraud, bad faith, gross negligence or willful misconduct. Sellers’ Representative shall only have the duties expressly stated in this Agreement and any engagement letter executed with Sellers and shall have no other duty, express or implied. Sellers’ Representative may engage attorneys, accountants and other professionals and experts at the expense of Sellers. Sellers’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by Sellers’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. Sellers shall, jointly and severally, indemnify, defend and hold harmless Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and, if necessary, experts, and all reasonable expenses of document location, duplication and shipment) (collectively, the “Representative Expenses”), arising out of or in connection with Sellers’ Representative’s execution and performance of its obligations under this Agreement, the other Transaction Documents and any ancillary agreements, in each case as such Representative Expense is suffered or incurred; provided that in the event that any such Representative Expense is finally adjudicated to have directly arisen from the fraud, bad faith, gross negligence or willful misconduct of Sellers’ Representative or any of his agents or representatives, Sellers’ Representative shall reimburse Sellers the amount of such Representative Expense to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount in which he, she or it is determined to have been entitled. Sellers acknowledge and agree that the foregoing indemnities shall survive the Closing, resignation or removal of Sellers’ Representative and the termination of this Agreement. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the limitations on liability of Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Sellers’ Representative under this Section 10.15(d). Sellers’ Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

BUYER:

OLENOX INDUSTRIES INC.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

SELLERS:

ODIN INTERNATIONAL, INC.

By:	/s/ John Chambers
Name:	John Chambers
Title:	Authorized Signatory

WILDBOY INDUSTRIES, LTD.

By:	/s/ John Chambers
Name:	John Chambers
Title:	Authorized Signatory

COMPANIES:

IPD INDUSTRIES, INC.

By:	/s/ John Chambers
Name:	John Chambers
Title:	Authorized Signatory

WILDBOY HOLDINGS, LTD.

By:	/s/ John Chambers
Name:	John Chambers
Title:	Authorized Signatory

[Signature Page to Equity Purchase Agreement]

SELLERS’ REPRESENTATIVE
:
/s/ John Chambers
John Chambers, an individual

[Signature Page to Equity Purchase Agreement]

The undersigned designated representative of Seller has been designated by John Chambers to serve in the capacity as Seller’s Representative to the same extent as John Chambers. By signing below, the undersigned agrees to act in good faith in the capacity as Sellers’ Representative and to adhere to the terms, conditions, covenants, representations, warranties, and other agreements of the Sellers’ Representative to the same extent as John Chambers as set forth in the Agreement. For avoidance of doubt, nothing contained herein shall relieve John Chambers from any duty arising from the role of Sellers’ Representative.

ChambersX Inc.

By:	/s/ John Chambers
Name:	John Chambers
Title:	Authorized Signatory

[Signature Page to Equity Purchase Agreement]

Exhibit A

Certificate of Designation

[attached]

CERTIFICATE OF DESIGNATION

OF

SERIES F CONVERTIBLE PREFERRED STOCK

OF

OLENOX INDUSTRIES INC.

Dated  _______________,2026

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Olenox Industries Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof):

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 5,405,010 shares of preferred stock, par value $1.00 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and the qualifications, limitations and restrictions, if any, of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and the qualifications, limitations and restrictions, if any, of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and the qualifications, limitations and restrictions, if any, of such series of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series F Convertible Preferred Stock” (the “Series F Preferred Stock”) and the number of Shares constituting such series shall be 210,000. Each share of Series F Preferred Stock shall have a par value of $1.00 per share and a stated value equal to One Hundred Dollars ($100.00) per share (the “Stated Value”). The voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of the Series F Preferred Stock and the qualifications, limitations and restrictions, if any, of the Series F Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Average Price” shall mean, in respect of shares of Common Stock or any other securities, as of any day or relevant period (as applicable): (i) the volume weighted average price for such shares or securities on a National Securities Exchange for such day or relevant period (as applicable) as reported by Bloomberg Finance Markets (“Bloomberg”) through its “Volume at Price” functions; (ii) if, as determined by the Board, a National Securities Exchange is not the principal securities exchange or trading market for such shares or securities, the volume weighted average of such shares or securities for such day or relevant period (as applicable) on the securities exchange or trading market for such shares or securities determined by the Board to be the principal securities exchange or trading market for such shares or securities as reported by Bloomberg through its “Volume Price” functions; (iii) if the foregoing clauses (i) and (ii) do not apply, the last closing trading price for such day or the average of the last closing trading prices for such relevant period (as applicable) of such shares or securities in the over-the-counter market on the electronic bulletin board for such shares or securities as reported by Bloomberg; (iv) if the forgoing clauses (i) and (ii) do not apply, and no last closing trade price for such day or relevant period (as applicable) is reported by Bloomberg, the last closing ask price for such day or the average of the last closing ask prices for such relevant period (as applicable) of such shares or securities as reported by Bloomberg; or (v) if the forgoing clauses (i)-(iv) do not apply, the fair market value of such share or security for such day or relevant period (as applicable) as determined by the Board.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Convertible Securities” shall mean securities convertible into, or entitling the holder to receive, directly or indirectly, shares of Common Stock or rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock other than such securities or rights, options or warrants issued: (i) on or prior to the Series F Original Issue Date or (ii) as a dividend on outstanding shares of Common Stock.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 6.1.

“Date of Issuance” means, for any Share of Series F Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“National Securities Exchange” shall mean the Nasdaq Stock Market, the New York Stock Exchange or any other national securities exchange.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, joint venture, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

“Preferred Stock” has the meaning set forth in the Recitals.

“Qualifying Merger” shall mean: (i) a merger, consolidation, conversion, transfer, domestication, continuance or other similar event involving the Corporation and which results in fifty percent (50%) or more of the capital stock or similar equity interest of the surviving, resulting, consolidated, or converted entity or fifty percent (50%) or more of the voting power of the capital stock or similar equity interest or right to elect directors or similar governing body of the surviving, resulting, consolidated, or converted entity, in either case, being held by persons and/or entities other than the persons and/or entities that, immediately prior to the effective time of such merger, consolidation, conversion, transfer, domestication, continuance or other similar event, owned fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more the voting power of the capital stock of the Corporation or right to elect directors or similar governing body of the Corporation; or (ii) a merger, consolidation, conversion, transfer, domestication, continuance or other similar event to which any one or more of the Corporation’s Subsidiaries is involved and which results in any capital stock of the Corporation or Subsidiary or any of the voting power of the capital stock of the Corporation or Subsidiary, in either case, being held by persons and/or entities other than the persons and/or entities that, immediately prior to the effective time of such merger, consolidation, conversion, transfer, domestication, continuance or other similar event merger owned the capital stock of the Corporation or Subsidiary or any voting power of the capital stock of the Corporation or Subsidiary.

“Qualifying Merger Consideration” shall have the meaning set forth in Section 3.4.

“Qualifying Sale” shall mean any sale, lease, exchange or disposition of all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises. For purposes of this definition of Qualifying Sale, the property and assets of the Corporation shall include the property and assets of any subsidiary (as defined in Section 271(c) of the General Corporation Law of the State of Delaware) of the Corporation and all provisions herein shall apply to any and all transactions permitted by Section 272(b) of General Corporation Law of the State of Delaware.

“Qualifying Sale Consideration” shall have the meaning set forth in Section 3.4.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series F Junior Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation except for the Series F Parity Stock.

“Series F Parity Stock” shall mean the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, and the Series E Convertible Preferred Stock.

“Series F Original Issue Date” means the date hereof.

“Share” means a share of Series F Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Trading Day” shall mean any day on which the National Securities Exchange is open for business (other than a day on which the National Securities Exchange is scheduled to or does close prior to its regular weekday closing time).

3. Liquidation, Dissolution or Winding Up; Qualifying Merger; Qualifying Sale.

3.1 Liquidation, Dissolution or Winding Up. In the event of the Corporation’s liquidation, dissolution or winding up, the holders of outstanding shares of Series F Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the Corporation’s stockholders (the “Liquidation Proceeds”), prior and in preference to any distribution of the Liquidation Proceeds to the holders of any Series F Junior Stock, and on a pari passu basis with respect to the holders of any Series F Parity Stock, consideration in an amount per share equal to the Stated Value. If, upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Liquidation Proceeds distributed among the holders of outstanding shares of Series F Preferred Stock and any Series F Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of outstanding shares of Series F Preferred Stock and such Series F Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled to receive. Following the payment of Stated Value pursuant to this Section 3.1, each share of Series F Preferred Stock shall be deemed redeemed by the Corporation and cancelled, and no holder of the same shall be entitled to any additional payment. A Qualifying Merger, a Qualifying Sale, a merger or consolidation of the Corporation with or into another corporation or other entity or sale of all or any part of the assets of the Corporation which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets to its stockholders, shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.1. The Corporation shall send written notice of any liquidation, dissolution or winding up, not less than 45 days prior to such event, to each holder of Series F Preferred Stock.

3.2 Qualifying Merger. In the event of a Qualifying Merger, the holders of outstanding shares of Series F Preferred Stock shall be entitled to receive, in connection with the conversion in the Qualifying Merger of the shares of Series F Preferred Stock held by them immediately prior to the effectiveness of the Qualifying Merger, out of the aggregate consideration to which the holders of all capital stock of the Corporation are entitled to receive in connection with the conversion in the Qualifying Merger of such shares held by them immediately prior to the effectiveness of the Qualifying Merger (the “Qualifying Merger Consideration”), prior and in preference to the receipt of Qualifying Merger Consideration by the holders of any Series F Junior Stock, and on a pari passu basis with the receipt of Qualifying Merger Consideration by the holders of any Series F Parity Stock, consideration in an amount per share equal to the Stated Value. If, upon the occurrence of a Qualifying Merger, the Qualifying Merger Consideration distributed among the holders of outstanding shares of Series F Preferred Stock and any Series F Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled to receive, then the entire Qualifying Merger Consideration shall be distributed ratably among the holders of outstanding shares of Series F Preferred Stock and such Series F Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled to receive. Following the payment of Stated Value pursuant to this Section 3.2, each share of Series F Preferred Stock shall be deemed redeemed by the Corporation and cancelled, and no holder of the same shall be entitled to any additional payment or other consideration. The Corporation shall send written notice of any Qualifying Merger not less than 45 days prior to such event, to each holder of Series F Preferred Stock.

3.3 Qualifying Sale. In the event of a Qualifying Sale, the holders of outstanding shares of Series F Preferred Stock shall be entitled to be paid, out of the aggregate consideration payable to the Corporation in such Qualifying Sale (the “Qualifying Sale Consideration”), prior and in preference to the payment, out of the Qualifying Sale Consideration, to holders of any Series F Junior Stock, and on a pari passu basis with the payment, out of the Qualifying Sale Consideration, to the holders of any Series F Parity Stock, consideration in an amount per share equal to the Stated Value. If, upon the occurrence of a Qualifying Sale, the Qualifying Sale Consideration thus distributed among the holders of outstanding shares of Series F Preferred Stock and any Series F Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled to receive, then the entire Qualifying Sale Consideration shall be distributed ratably among the holders of outstanding shares of Series F Preferred Stock and such Series F Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled to receive. Following the payment of Stated Value pursuant to this Section 3.2, each share of Series F Preferred Stock shall be deemed redeemed by the Corporation and cancelled, and no holder of the same shall be entitled to any additional payment or other consideration. The Corporation shall send written notice of any Qualifying Sale not less than 45 days prior to such event, to each holder of Series F Preferred Stock.

3.4 Determining Liquidation Proceeds, Qualifying Merger Consideration and Qualifying Sale Consideration. In the event of a liquidation, dissolution or winding up of the Corporation, a Qualifying Merger or a Qualifying Sale, if any of the Liquidation Proceeds, the Qualifying Merger Consideration or the Qualifying Sale Consideration, respectively, is in a form other than cash, its value for purposes of applying the terms of Section 3.1, Section 3.2 and Section 3.3, respectively, shall be the fair market value thereof determined as follows:

(a) Securities shall be valued at the Average Price of such securities over the twenty (20) Trading Day period ending three (3) Trading Days prior to the distribution date (in the event of a liquidation, dissolution or winding up the Corporation) or the closing date (in the event of a Qualifying Merger or a Qualifying Sale), as applicable, and any consideration other than cash or securities shall be valued by the Board in its sole discretion.

3.5 Noncompliance. In the event the requirements of this Section 3 are not complied with, to the fullest extent permitted by applicable law, the Corporation shall forthwith either:

(a) Cause the closing of such Qualifying Merger or such Qualifying Sale, as applicable, to be postponed or delayed until such time as the requirements of this Section 3 have been complied with; or

(b) Terminate or abandon such Qualifying Merger or such Qualifying Sale, as applicable, in which event (for the avoidance of doubt) the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of Series F Preferred Stock shall, to the fullest extent permitted by applicable law, be the same as or revert to, as applicable, the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, existing prior to such Qualifying Merger or such Qualifying Sale, respectively.

4. Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities, or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities, or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series F Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 6 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5. Voting. The holders of the Series F Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in this Section 5 or as otherwise required by the DGCL. To the extent that under the DGCL the vote of the holders of Series F Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of a majority of the holders of the Series F Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the a majority of the holders of the Series F Preferred Stock (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Holders of the Series F Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the bylaws of the Corporation and the DGCL.

6. Conversion.

6.2 Right to Convert. Subject to the provisions of Section 10 and 11 and this Section 6, at any time and from time to time on or after the Date of Issuance, any holder of Series F Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series F Preferred Stock held by such holder to a number of Common Stock determined by dividing the Stated Value of such share of Series F Preferred Stock by the Conversion Price . The conversion price per Share shall be $1.00 (the “Conversion Price”).

6.3 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series F Preferred Stock pursuant to Section 6.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series F Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series F Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Shares of Series F Preferred Stock converted as provided in this Section 6.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time other than the right of the holder to receive shares of Common Stock in exchange therefor.

6.4 Limitations on Conversion. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series F Preferred Stock. As to any fraction of a share which a holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round to the next whole share, with 0.5 shares being rounded up to one whole share.

7. Reissuance of Series F Preferred Stock. Any Shares of Series F Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

8. [Reserved].

9. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of outstanding shares of Series F Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series F Preferred Stock then outstanding; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all shares of Series F Preferred Stock then outstanding then, in addition to such other remedies as shall be available to the holders of Series F Preferred Stock, the Corporation shall, to the fullest extent permitted by applicable law, take such corporate action necessary to increase the total number of authorized shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

10. Beneficial Ownership Limitations.

10.1 Notwithstanding anything to the contrary herein, the Corporation shall not effect any conversion of the Series F Preferred Stock, and a holder shall not have the right to convert any portion of the Series F Preferred Stock, to the extent that, after giving effect to the conversion, such holder of Series F Preferred Stock (together with such holder’s Affiliates, and any Persons acting as a group together with such holder or any of such holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding of the Corporation (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such applicable Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Preferred Stock beneficially owned by such applicable Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such applicable Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

10.2 Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Attribution Party any shares of Common Stock issuable upon conversion of Series F Preferred Stock, to the extent such shares after giving effect to such issuance after conversion and when added to the number of shares of Common Stock issued and issuable upon conversion of any other Convertible Securities held by such Attribution Party would (a) beneficially own in excess of 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to such issuances or (b) control in excess of 9.9% of the total voting power of the Corporation outstanding immediately after giving effect to such issuances that are entitled to vote on a matter being voted on by holders of the Common Stock. For purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

10.3 Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Attribution Party any shares of Common Stock issuable upon conversion of Series F Preferred Stock, to the extent such shares after giving effect to such issuance after conversion and when added to the number of shares of Common Stock issued and issuable upon conversion of any other Convertible Securities held by such Attribution Party would (a) beneficially own in excess of 19.9% of the number of shares of Common Stock outstanding immediately after giving effect to such issuances (the “Maximum Aggregate Ownership Amount”) or (b) control in excess of 19.9% of the total voting power of the Corporation outstanding immediately after giving effect to such issuances that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”). For purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

11. Limitations Conversions; Prior to Stockholder Approval. Notwithstanding anything to the contrary contained herein, the Corporation shall not issue, and no Holder shall have the right to receive shares of Common Stock upon conversion of the Series F Preferred Stock to the extent that, after giving effect to such issuance, the aggregate number of shares of Common Stock issued or issuable pursuant to (i) the conversion of the Series F Preferred Stock, or (ii) the exercise, conversion or exchange of any other securities issued in the same financing transaction or any related transaction that are required to be aggregated therewith pursuant to NASDAQ Listing Rule 5635(d) (or any successor rule), which would exceed 19.9% of the Corporation’s outstanding shares of Common Stock immediately prior to the closing of such financing transaction (the “Exchange Cap”).

The Exchange Cap shall not apply following the receipt of stockholder approval required by NASDAQ Listing Rule 5635(d) (or any successor rule). A recession time for stockholder approval is no longer required by NASDAQ.

Any conversion otherwise prohibited by this section, shall be automatically reduced such that the number of shares issued upon conversion, together with all other shares previously issued pursuant to the financing transaction, and any related transaction, subject to aggregation under NASDAQ Listing Rule 5635(d), does not exceed the Exchange Cap. Any portion of the conversion amount that cannot be converted due to the Exchange Cap shall remain outstanding and eligible for conversion following stockholder approval. The Corporation shall not affect any adjustment to the conversion of Exchange Cap, issue additional securities, or take any other action that would permit the issuance of shares in excess of the Exchange Cap prior to obtaining the requisite stockholder approval.

12. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 12).

13. Construction Consistent with Nasdaq Rules. This Certificate of Designation shall be construed and interpreted at all times in a manner that is consistent with Nasdaq Listing Rules 5635(a), 5635(b), 5635(d), IM-5635-2 and IM-5635-4. To the extent any provision of this Certificate of Designation or any other agreement or instrument is or becomes inconsistent with any such rule or interpretive guidance, such provision shall be reformed to the minimum extent necessary to comply therewith, and any such inconsistent provision shall be of no force or effect; provided, however, that no such reformation shall increase, expand, enlarge, or otherwise enhance the economic rights, governance rights, voting rights, conversion rights, dividend rights, liquidation rights, or any other rights, privileges or preferences of the holders of Series F Preferred Stock beyond those expressly set forth in this Certificate of Designation as originally filed.

14. Miscellaneous. Electronic signatures shall suffice as originals for purposes of this Certificate of Designation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Officer of the Corporation has executed and delivered this Certificate of Designation as of the date set forth above.

Olenox Industries Inc.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Title:	Chief Executive Officer

Exhibit B

Reserved

B-1

Exhibit C

Lock-Up Agreement

See attached.

_____________, 2026

Olenox Industries Inc.

1207 N FM 3083 RD E

Conroe, Texas 77304

Attention: Michael McLaren, Chief Executive Officer

Email: mikem@olenox.com

RE:	Lock-Up Agreement

Ladies and Gentlemen:

Reference is hereby made to the Equity Purchase Agreement (the “Agreement”), dated as of even date herewith, among Olenox Industries Inc., a Delaware corporation (the “Company”), Odin International Inc., a Texas Corporation (“Odin”), Wildboy Industries, Ltd., a corporation organized under the laws of British Columbia, Canada (“Wildboy” and together with Odin, the “Sellers” and each a “Seller”), and the other parties thereto. The Agreement provides for, among other things, the issuance of certain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), together with certain shares of Series F Preferred Stock of the Company, par value $1.00 per share (the “Preferred Stock” and together with the Common stock, collectively, the “Securities”). Terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

To induce the Company to enter into the transactions contemplated by the Agreement, the undersigned agrees that, without the Company’s prior written consent, the undersigned will not, for a period (the “Lock-Up Period”) commencing on the date hereof and ending on the 6 month anniversary hereof, in whole or part, (1) offer, pledge, hypothecate, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, Preferred Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock of the Company, whether now owned or hereafter acquired by the undersigned has or hereafter acquires the power of disposition; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company; or (4) publicly disclose the intention to do any of the foregoing. If the undersigned is an officer or director of the Company or any Subsidiary of the Company (before or after the Closing of the transactions contemplated by the Agreement), then the undersigned further agrees that the foregoing restrictions shall be equally applicable to any other shares of Common Stock the undersigned may purchase at any time during the Lock-Up Period, whether purchased from the Company or from any third party. Upon conversion of any Preferred Stock to Common Stock, the shares of Common Stock shall remain subject to the terms of this Lock-Up Agreement.

In addition to the foregoing, the undersigned agrees that, following the Lock-Up Period and for so long as the undersigned, and any party who signs a lockup agreement on the date hereof ( collectively the “Lock-up Parties”) or any Attribution Party of the undersigned or any Lock-up Party owns, beneficially or of record, any Securities of the Company or any other stocks, warrants, or other securities convertible into Common Stock, the undersigned , any Lock-up Party or an Attribution Party shall be permitted to sell no more than the lesser of an amount of Common Stock equal to:(A) 4.9% of the aggregate outstanding shares of Common Stock of the Company as of the date of such sale; or (B) 19.9% of the Average Daily Volume for all Common Stock of the Company during the thirty (30) Trading Day period immediately preceding the date of the proposed sale. For purposes of this Lock-Up Agreement: (x) the term “Average Daily Volume” means the quotient obtained by dividing the sum of all shares of Common Stock traded on each Trading Day during the aforementioned period by 30; (y) “Trading Day” means any day on which the NASDAQ or any other US securities exchange is open for business; and (z) “Attribution Party” means the undersigned and any transferee of the undersigned which would constitute an Affiliate or immediate family of the undersigned, together with any Person holding legal or beneficial title to Common Stock of the Company acting directly or indirectly in concert with the undersigned or an Affiliate or immediate family of the undersigned.

Further, the undersigned agrees, during the Lock-Up Period or thereafter, that it will not sell any shares of Common Stock, and the Company shall have no obligation to convert any shares of Preferred Stock, during any period while any claim for indemnity is pending against the Sellers by the Company as set forth in the Agreement, subject to the terms of Section 9.4 of the Agreement.

Notwithstanding anything to the contrary contained herein, the undersigned shall have no right to acquire, and the Company shall not issue, any Securities to the extent that, after giving effect to such issuance or acquisition, the aggregate number of shares of Common Stock issued or issuable pursuant to (i) the conversion of any Preferred Stock, or (ii) the issuance, exercise, conversion or exchange of any other securities issued in the same transaction or any related transaction that are required to be aggregated therewith pursuant to NASDAQ Listing Rule 5635(d) (or any successor rule), would exceed 19.9% of the corporation’s outstanding shares of Common Stock immediately prior to the closing of such transaction (the “Exchange Cap”). The Exchange Cap shall not apply following the receipt of stockholder approval required by NASDAQ Listing Rule 5635(d) (or any successor rule). A recession time for stockholder approval is no longer required by NASDAQ.

Notwithstanding the foregoing, the undersigned shall be permitted to transfers Securities:

a.	(i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned or (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement; or

b.	if the undersigned is a corporation, limited liability company, partnership, trust or other entity, transfers to its stockholders, members, partners or trust beneficiaries as part of a distribution, or to any corporation, partnership or other entity that is its affiliate, provided that such transfer shall not involve a disposition for value;

provided, that in any transfer no filing or public announcement under the Exchange Act or otherwise is required or voluntarily made by any party in connection with such transfer, and if any filing under Section 16(a) of the Exchange Act, or other public filing, report, or announcement reporting a reduction in beneficial ownership of shares of Securities in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer. For purposes of this Lock-Up Agreement, (i) “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

Notwithstanding any provision to the contrary contained herein, prior to any transfer of Securities by the undersigned to any person during any time period that the Securities are subject to the terms of this Agreement, the undersigned, if practicable, will inform the Company in writing and with details, the terms of the transaction and the transferee shall agree to be bound in writing by the terms of this Lock-Up Agreement, including, at Company’s election, signing a counterpart or copy of this Lock-Up Agreement in substantially similar form.

In addition, the undersigned agrees that, without the Company’s prior consent, the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock of the Company or any securities convertible into, exercisable for or exchangeable for shares of Common Stock.

In addition, the undersigned agrees that, during the Lock-Up Period the undersigned shall exercise any voting rights attributable to the Common Stock as follows: (1) upon request of Company, the undersigned shall execute a proxy or written consent in a commercially reasonable form, authorizing the CEO of the Company to vote 100% of all shares of Common Stock held by the undersigned; or (2) if the undersigned declines to or fails to execute the foregoing described proxy, or written consent, then the undersigned shall either (a) refrain from participating in any vote, or

(b) vote all Common Stock in a manner that is proportionate to all other voting stockholders of the Company.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar relating to the transfer or other disposition of the undersigned’s shares of Common Stock except in compliance with the restrictions described above.

Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against any other party in any way arising from or relating to this Agreement and the Contemplated Transaction in any forum other than the US District Court for the Southern District of New York and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in such court. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The undersigned understands that the Company is relying on this Lock-Up Agreement in proceeding toward consummation of the transactions contemplated by the Agreement. This Lock-Up Agreement is irrevocable and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned. The undersigned irrevocably confirms it has received good and adequate legal considerations to enter into this document.

Very truly yours,

ChambersX Inc.

By:	/s/ John Chambers
Name:	John Chambers
Title:	Authorized Signatory